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Exhibit 10.6

*** Test Omitted and Filed Separately
CONFIDENTIAL TREATMENT REQUESTED
Under 17 C.F.R. §§ 200.80(b)(4) and 230.406

NM441 LICENSE AGREEMENT

BETWEEN

NIPPON SHINYAKU CO., LTD.

AND

OPTIMER PHARMACEUTICALS, INC.

i

LICENSE AGREEMENT

This Agreement is made on this 10th day of June, 2004 by and between

NIPPON SHINYAKU CO., LTD.,
a company organized and existing under the laws of Japan, having its principal office and place of business at 14, Nishinosho-monguchi-cho, Kisshoin, Minami-ku, Kyoto 601-8550, Japan (hereinafter referred to as "SHINYAKU")

and

OPTIMER PHARMACEUTICALS, INC.,
a company organized and existing under the laws of the State of Delaware, having its principal office and place of business at 10110 Sorrento Valley Road, Suite C, San Diego, CA 92121, U.S.A. (hereinafter referred to as "OPTIMER").

WITNESSETH THAT:

        WHEREAS (A), SHINYAKU is the proprietor of certain patents relating to the COMPOUND (hereinafter defined) and possesses technical information relating to the aforementioned patents and the development, use and manufacture of the COMPOUND and the PRODUCT (hereinafter defined) formulated therefrom;

        WHEREAS (B), OPTIMER wishes to obtain an exclusive license in the TERRITORY (hereinafter defined) under the patents and technical information referred to in Recital (A) above to develop, manufacture and commercialize the PRODUCT containing the COMPOUND referred to therein;

        WHEREAS (C), SHINYAKU represents it has the right to grant such license and is willing to grant to OPTIMER such license in the TERRITORY under the terms and conditions herein set forth;

        NOW THEREFORE, it is hereby agreed as follows:

ARTICLE 1

DEFINITIONS

1.1
The following terms used in this Agreement shall have the meanings as defined hereunder:

A.
Adverse Drug Reactions (ADR)s herein shall mean (i) any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have a causal relationship to the treatment; and (ii) a response to a drug which is noxious and unintended and which occurs at doses normally used in man for prophylaxis, diagnosis or therapy of disease or for modifications of physiological function.

B.
AFFILIATE herein shall mean, with respect to either party, any corporation, partnership or other entity directly or indirectly owned by, owning, or under common ownership with such party hereto, through common ownership of at least fifty percent (50%) of the stock or other equity interests having the power to vote for the election of directors, managers, or other executive management of such corporation, partnership or other entity to be deemed as AFFILIATE but only for so long as such ownership of voting stock continues.

C.
AGREEMENT TERM herein shall have the meaning set forth in ARTICLE 23 hereof.

D.
ANNUAL NET SALES herein shall mean the aggregate amount of NET SALES (hereinafter defined) that are made in the TERRITORY during each calendar year that is included within the AGREEMENT TERM.

E.
COMPETITIVE PRODUCT herein shall mean any product containing a quinolone derivative other than the COMPOUND as a pharmaceutical active ingredient which is in the public domain and in and after the development stage of animal study as of the EFFECTIVE DATE of the Agreement.

F.
COMPOUND herein shall mean the chemical compound with a chemical name of (±)6-Fluoro-1-methyl-7-[4-(5-methyl-2-oxo-1,3-dioxolen-4-yl)methyl-1-piperazinyl]-4-oxo-4H- [1,3] thiazeto [3,2-a]quinoline-3-carboxylic acid, of which code name is designated as NM441.

G.
CONFIDENTIAL INFORMATION herein shall mean information and data relating to the COMPOUND and/or the PRODUCT including, but not limited to the OPTIMER TECHNICAL INFORMATION and the SHINYAKU TECHNICAL INFORMATION, and any information which is acquired, disclosed, exchanged or generated for the purposes of this Agreement.

H.
DEVELOPMENT PROGRAM shall mean a development program including the timeline of each study as set forth in SCHEDULE 1(H), which is attached hereto and made a part hereof.

I.
DMF shall mean the drug master file for the COMPOUND, and any amendments and supplements thereto, submitted by or on behalf of SHINYAKU, which shall contain all necessary information concerning the composition, manufacture, control and storage of the COMPOUND.

J.
EFFECTIVE DATE herein shall mean the date first appearing above.

K.
FDA herein shall mean the United States Food and Drug Administration.

L.
FIELD herein shall mean the prevention, treatment and cure for any diseases in human beings in all the therapeutic fields.

M.
FIRST COMMERCIAL SALE herein shall mean the first sale of the PRODUCT in the TERRITORY by OPTIMER or its SUBLICENSEE to unrelated third parties after the HEALTH REGISTRATION (hereinafter defined) has been granted in the TERRITORY.

N.
HEALTH REGISTRATION herein shall mean governmental authorizations and/or approvals required by the competent authorities in the TERRITORY for manufacturing, marketing and selling of the PRODUCT, and for importing of the COMPOUND in the TERRITORY, if necessary, including but not limited to, product registration(s) and price and marketing approvals, as applicable.

O.
NET SALES herein shall mean the collected gross invoiced sales of the PRODUCT by OPTIMER and its SUBLICENSEES, including OPTIMER's AFFILIATES, to unrelated third parties, less the following deductions from such gross invoiced sales in each case actually paid or taken with respect to the sale of the PRODUCT:

(i)
reasonable and customary discounts, credits, rebates, allowances, and adjustments; and all rejections, recalls and returns;

(ii)
price reductions or rebates retroactively or otherwise imposed by government authorities;

(iii)
sales, excise, turnover, value-added, and similar taxes assessed on the sale of the PRODUCT (but excluding income taxes);

(iv)
transportation, importation and insurance directly chargeable to the sale of the PRODUCT;

(v)
reasonable and customary chargebacks granted to drug wholesalers based upon sales to their customers where there are no direct shipments to such customers by OPTIMER or its SUBLICENSEES.

P.
OPTIMER PATENT herein shall mean all patent applications filed and/or patents issued in any country relating to the COMPOUND and/or the PRODUCT which may be necessary or useful in making the COMPOUND or in developing, making, using, selling or registering the PRODUCT and which OPTIMER owns, possesses and controls or has licensed from a third party (with the right to sublicense to SHINYAKU without breaching any contractual obligation with such third party) during the AGREEMENT TERM. OPTIMER PATENT shall include all provisional applications, divisions, continuations, continuations-in-part, additions, registrations, confirmations, renewals, extensions, supplemental protection certificates, re-examinations and reissues of the above patent applications and patents.

Q.
OPTIMER TECHNICAL INFORMATION herein shall mean all non-patented technical data and information, improvements, trade secrets, technology and/or know-how relating to the COMPOUND and/or the PRODUCT which may be necessary or useful in making the COMPOUND or in developing, making, using, selling or registering the PRODUCT, and which OPTIMER and its SUBLICENSEES have itself developed or discovered, own, or possess and control or have licensed from a third party (with the right to sublicense to SHINYAKU without breaching any contractual obligation with such third party, including to SUBLICENSEES) during the AGREEMENT TERM. This term includes, without limitation;

i)
specifications for the PRODUCT;

ii)
chemical data on the COMPOUND;

iii)
processes, instructions, procedures and techniques for the PRODUCT;

iv)
toxicological, pharmacological, pharmacokinetic data on the COMPOUND and the PRODUCT;

v)
clinical data including ADRs;

vi)
documents used for the New Drug Application in the TERRITORY;

vii)
package inserts for the PRODUCT; and

viii)
commercial and marketing information.

R.
PRODUCT herein shall mean any pharmaceutical preparation suitable for administration for human use containing the COMPOUND in the FIELD as an active ingredient.

S.
QUARTER herein shall mean each period of three (3) consecutive calendar months, ending March 31, June 30, September 30, and December 31.

T.
REASONABLE COMMERCIAL EFFORTS herein shall mean efforts which are consistent with those utilized by OPTIMER for its own internally developed pharmaceutical products of similar market potential at a similar stage of its product life taking into account the existence of other competitive products in the marketplace or under development, the proprietary position of the product, the profitability of the product and other relevant factors.

U.
SHINYAKU PATENT herein shall mean all patent applications filed and/or patents issued in any country relating to the COMPOUND and/or the PRODUCT, which may be necessary or useful in developing, making, using, selling or registering the PRODUCT and which SHINYAKU owns, possesses and controls or has licensed from a third party (with the right to sublicense to OPTIMER without breaching any contractual obligation with such third party) during the AGREEMENT TERM. SHINYAKU PATENT shall include all provisional applications, divisions, continuations, continuations-in-part, additions, registrations, confirmations, renewals, extensions, supplemental protection certificates, re-examinations and reissues of the above patent applications and patents. A list of the SHINYAKU PATENTS as of the EFFECTIVE DATE is attached hereto as SCHEDULE 1(U) and the list shall be updated by SHINYAKU during the AGREEMENT TERM.

V.
SHINYAKU TECHNICAL INFORMATION herein shall mean all non-patented technical data and information, improvements, trade secrets, technology and/or know-how relating to the

  COMPOUND and/or the PRODUCT, which may be necessary or useful in developing, making, using, selling or registering the PRODUCT, and which SHINYAKU has itself developed or discovers, owns, or possesses and controls or has licensed from a third party (with the right to sublicense to OPTIMER without breaching any contractual obligation with such third party) during the AGREEMENT TERM. This term includes, without limitation;

  i)
  SPECIFICATION;

  ii)
  chemical data on the COMPOUND;

  iii)
  processes, instructions, procedures and techniques for the PRODUCT;

  iv)
  toxicological, pharmacological, pharmacokinetic data on the COMPOUND and the PRODUCT;

  v)
  clinical data including ADRs;

  vi)
  package inserts for the PRODUCT; and

  vii)
  commercial and marketing information.

W.
SPECIFICATION herein shall mean tests and standards of COMPOUND described in SCHEDULE 1(W) which is attached hereto and made a part hereof and other items which shall hereinafter be designated and/or modified in writing between the parties as necessary for manufacturing PRODUCT.

X.
SUBLICENSEE herein shall mean any third party including an AFFILIATE of OPTIMER which is sublicensed by OPTIMER or, as the case may be, SHINYAKU, the rights hereafter set forth in Sections 2.2 and 2.3, but excluding distributors and wholesalers.

Y.
TERRITORY herein shall mean U.S.A.

Z.
TESTING STANDARDS herein shall mean the testing standards specified in the HEALTH REGISTRATION.

AA.
TRADEMARK herein shall mean any trademark to be owned and used for the PRODUCT in the TERRITORY under this Agreement by OPTIMER and its SUBLICENSEE.

BB.
VALID CLAIM herein shall mean a claim of any unexpired SHINYAKU PATENT which has not been withdrawn, cancelled or disclaimed nor held invalid or unenforceable by a court or tribunal of competent jurisdiction in an unappealed or unappealable decision.

1.2
Rules of Construction.    The singular includes the plural and vice versa, words denoting any gender include all genders. Where the context so admits or requires, references to SHINYAKU, OPTIMER, their respective AFFILIATES and SUBLICENSEES shall include their respective employees and agents. The words "include" or "including" shall be construed as incorporating, "without limitation".

1.3
References.    References to Recitals, ARTICLES, Sections and SCHEDULES are reference to Recitals, ARTICLES, Sections and SCHEDULES of this Agreement.

1.4
Headings.    The headings are for ease of reference only and are not part of this Agreement for the purpose of construction.

ARTICLE 2

GRANT OF LICENSE

2.1
License Grant to OPTIMER.    Under the terms and conditions herein set forth, SHINYAKU hereby grants to OPTIMER an exclusive (even as to SHINYAKU) right and license in the FIELD in the TERRITORY under SHINYAKU PATENT and SHINYAKU TECHNICAL INFORMATION (i) to import and purchase the COMPOUND from SHINYAKU and (ii) to develop, make, have made, use, offer to sell and sell the PRODUCT.

2.2
Right to Sublicense.    The license granted to OPTIMER under Section 2.1 hereof includes the right to sublicense to its AFFILIATE(s) and/or independent third parties in the TERRITORY. It is understood and agreed that no such SUBLICENSEE shall have any right to grant further sublicenses and any such sublicense shall be automatically terminated upon termination of this Agreement for any cause whatever. OPTIMER hereby warrants that each sublicense agreement between OPTIMER and its SUBLICENSEE shall be in writing and shall include the provision acknowledging that such sublicense is subject to the license granted to OPTIMER by SHINYAKU. OPTIMER hereby warrants that OPTIMER shall be wholly responsible for every act and omission of its SUBLICENSEE and that the quality of the PRODUCT sold by its SUBLICENSEE shall be under OPTIMER's full control. OPTIMER shall be responsible for the submission and accuracy of all reports by or on behalf of SUBLICENSEE required or contemplated hereby. OPTIMER shall be responsible for the performance of obligations of its SUBLICENSEE set forth herein. OPTIMER agrees to notify SHINYAKU of every name and address of such SUBLICENSEE.

2.3
Manufacturing License.    In the event Shinyaku is not able to supply OPTIMA with the COMPOUND as described in Section 11.3 and 14.3, SHINYAKU hereby shall grant to OPTIMER a non-exclusive, worldwide right and license for the TERRITORY under the SHINYAKU PATENT and SHINYAKU TECHNICAL INFORMATION to make or have made COMPOUND for OPTIMER and its SUBLICENSEES' requirements. However, OPTIMER hereby covenants not to exercise the foregoing right and license to make or have made COMPOUND except as expressly permitted in this Agreement.

2.4
License Grant to SHINYAKU under Optimer PATENT.    Under the terms and conditions herein set forth, OPTIMER shall grant to SHINYAKU, (a) a perpetual and exclusive license with a right to sublicense outside the TERRITORY during the term of this Agreement and non-exclusive license with a right to sublicense in the world after the termination of this Agreement, under OPTIMER PATENT free of charge, in case the invention in OPTIMER PATENT is derived exclusively from OPTIMER's own research and development and (b) a first refusal right for a license outside the TERRITORY under OPTIMER PATENT, in case the invention in OPTIMER PATENT is derived from the third party (i) to develop, make, have made, use, offer to sell and sell the PRODUCT; and (ii) to make or have made the COMPOUND (such a license outside the TERRITORY, an "OPTIMER LICENSE"). If OPTIMER contemplates entering into an OPTIMER LICENSE with a third party, OPTIMER shall first notify SHINYAKU and, for a period of sixty (60) days following such notice, negotiate in good faith the terms of an OPTIMER LICENSE exclusively with SHINYAKU. Following the expiration of such sixty (60) day period, if OPTIMER and SHINYAKU have not reached agreement on the terms of an OPTIMER LICENSE, then OPTIMER shall have the right to enter into an OPTIMER LICENSE with any third party without further obligation to SHINYAKU.

ARTICLE 3

DISCLOSURE OF INFORMATION

3.1
SHINYAKU PATENT and SHINYAKU TECHNICAL INFORMATION.    Promptly after EFFECTIVE DATE and from time to time thereafter during AGREEMENT TERM, SHINYAKU shall disclose to OPTIMER all information regarding SHINYAKU PATENT and SHINYAKU TECHNICAL INFORMATION which, in OPTIMER's reasonable opinion, is necessary or helpful for OPTIMER (i) to carry out the DEVELOPMENT PROGRAM and to obtain HEALTH

  REGISTRATION, (ii) to manufacture the PRODUCT from the COMPOUND, and (iii) to generally fulfill the purposes of this Agreement.

3.2
Grant of Access to DMF and Regulatory Applications.    SHINYAKU or its designee shall submit the DMF to the FDA and shall authorize OPTIMER to petition the FDA to review the DMF as part of the HEALTH REGISTRATION process to be undertaken by OPTIMER. Upon OPTIMER's request, SHINYAKU shall provide to OPTIMER true and complete versions of any applications or filings for regulatory approvals outside the TERRITORY with respect to the PRODUCT, and all written and other information in SHINYAKU's possession or control, including information concerning the composition of the COMPOUND or the PRODUCT or other such information as may be required by governmental authorities to enable OPTIMER to file for, prosecute and maintain the HEALTH REGISTRATION. Further, SHINYAKU shall provide all letters of authorization, instruments and/or documents as OPTIMER may reasonably request for purposes of filing for, prosecuting and maintaining the HEALTH REGISTRATION. SHINYAKU will promptly notify OPTIMER of any changes, modifications or deletions to the DMF, as required by the FDA "Guidelines for Drug Master Files" Section VIIA and applicable regulatory standards, and shall not implement any such changes that would cause a delay in obtaining the HEALTH REGISTRATION without prior written agreement with OPTIMER. Such changes may include, but are not limited to, modifications in production, testing, packaging or storage procedures related to the COMPOUND or the PRODUCT.

3.3
OPTIMER TECHNICAL INFORMATION.    OPTIMER agrees to disclose to SHINYAKU from time to time during AGREEMENT TERM all information regarding OPTIMER TECHNICAL INFORMATION which OPTIMER and its SUBLICENSEES have heretofore developed or acquired or may hereafter develop or acquire during AGREEMENT TERM and SHINYAKU has the right to use such OPTIMER TECHNICAL INFORMATION free of charge outside the TERRITORY only. OPTIMER TECHNICAL INFORMATION to be provided by OPTIMER hereunder shall include, but not be limited to, the following:

i)
during the period before filing of an application for HEALTH REGISTRATION of the PRODUCT in the TERRITORY, progress report on all studies and tests carried out by or on behalf of OPTIMER, and data and documents obtained on each of such studies and tests; and

ii)
upon filing or submission of the Investigational New Drug Application in the TERRITORY or the application for HEALTH REGISTRATION of the PRODUCT in the TERRITORY, a copy of the documents so submitted or filed;

iii)
any other OPTIMER TECHNICAL INFORMATION which shall be made available to SHINYAKU upon reasonable specific written request of SHINYAKU, provided that it is, at the time of the request, in OPTIMER's possession and control.

3.4
Reciprocal Disclosures.    SHINYAKU may provide OPTIMER TECHNICAL INFORMATION free of charge to specific SHINYAKU licensees and its sublicensees of the COMPOUND outside the TERRITORY, who hold license rights to the COMPOUND at the time of execution of this definitive License Agreement, including only Angelini ACRAF S.p.A., YuHan Corporation or Meiji Seika Kaisha, Ltd.

ARTICLE 4

ADR REPORTING

4.1
Procedure.    During this AGREEMENT TERM, OPTIMER shall apprise SHINYAKU of its standard operating procedures for the investigation and reporting of ADRs concerning the COMPOUND and the PRODUCT. The parties hereto shall then promptly develop and agree upon procedures for the exchange of ADRs concerning the COMPOUND and the PRODUCT.

  The parties hereto shall immediately implement such agreed procedures and shall provide each other on a regular basis with any information which has become available to them and which is relevant to the safe use of the COMPOUND or the PRODUCT to the extent specified in the agreed procedures. Such procedures shall also apply to OPTIMER's SUBLICENSEES.

4.2
Further Provisions.    Both as an integral part of the procedures referred to in Section 4.1 and as a separate obligation under this Agreement, further provisions concerning the reporting and notification of ADRs shall be separately agreed upon by the parties hereto promptly after the EFFECTIVE DATE to comply with regulatory requirements.

ARTICLE 5

MILESTONE PAYMENTS

5.1
Milestone Payments.    In consideration of the rights granted to OPTIMER by SHINYAKU hereunder, OPTIMER agrees to make the following payment in US Dollars to SHINYAKU by bank wire transfer or electronic funds transfer to such account as SHINYAKU shall designate at least ten (10) days before such payment is due:

i)
The sum of [***] US Dollars (US$ [***]), on the later of (a) July 2, 2004, or (b) within thirty (30) days after EFFECTIVE DATE;

ii)
The sum of [***] US Dollars (US$ [***]), within thirty (30) days after the date of the first New Drug Application filing in the TERRITORY.

5.2
Non-Refundability.    Except as specifically provided in this Agreement, the payments by OPTIMER as set forth in ARTICLE 5 shall not be creditable or refundable for any reason.

ARTICLE 6

MINIMUM PURCHASING AMOUNT

In the event that the total amount of COMPOUND to be purchased by OPTIMER pursuant to Article 11 for each Period (as hereinafter defined) does not reach Minimum Purchasing Amount for such period as set forth below, OPTIMER shall pay SHINYAKU the balance between such Minimum Purchasing Amount and the actual purchasing amount accrued during the said Period.

Minimum Purchasing Amount

Period 1	Million Dollar (Dollar ,000,000)
Period 2 (Full Calendar Year following Period 1)	Million Dollar (Dollar ,000,000)
Period 3 (Full Calendar Year following Period 2)	Million Dollar (Dollar ,000,000)
Period 4 (Full Calendar Year following Period 3 and thereafter)	Million Dollar (Dollar ,000,000)

These amount shall be fixed through mutual consultation between the parties, before the FIRST COMMERCIAL SALE of PRODUCT in the TERRITORY.

In this paragraph, Period 1 shall mean the period starting on and from the date of the FIRST COMMERCIAL SALE of PRODUCT by OPTIMER or its SUBLICENSEES in the TERRITORY and ending on December 31 of the following year including the first anniversary date of such FIRST COMMERCIAL SALE. No Minimum Purchasing Amount shall be required by SHINYAKU for any Period in the event that OPTIMER's failure to achieve the Minimum Purchasing Amount for such Period is due to an event of force majeure or due to the failure of SHINYAKU either to deliver a sufficient quantity of COMPOUND as ordered by OPTIMER or to deliver COMPOUND that conforms to the SPECIFICATION.

ARTICLE 7

REPORTS AND ACCOUNTING

7.1
Reports.    During the term of this Agreement following the FIRST COMMERCIAL SALE of PRODUCT, OPTIMER shall furnish to SHINYAKU a written report within sixty (60) days of the end of each QUARTER showing NET SALES and the gross sales of all PRODUCTS sold by OPTIMER and its SUBLICENSEES in the TERRITORY during the QUARTER to which the report is applicable and the calculation of NET SALES from such gross sales, including the deductions set forth in Section 1.1(O), as further described in Section 12.1.

7.2
Audits.
(i)
Upon the written request of SHINYAKU and not more than once in each calendar year, OPTIMER shall permit an independent certified public accounting firm of internationally recognized standing, selected by SHINYAKU and reasonably acceptable to OPTIMER, at SHINYAKU's expense, to have access during normal business hours to such records of OPTIMER and its SUBLICENSEES as may be reasonably necessary to verify the accuracy of the reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to SHINYAKU only whether the records are correct or not and, if applicable, the specific details concerning any discrepancies. The accounting firm shall provide a copy of its report to OPTIMER.

(ii)
If the accounting firm concludes that OPTIMER overpaid for the COMPOUND during such period, OPTIMER shall be entitled to a credit for such overpayment against future payment for the COMPOUND. If such accounting firm concludes that additional payment for the COMPOUND was owed to SHINYAKU during such period, OPTIMER shall pay the additional payment within thirty (30) days of the date SHINYAKU delivers to OPTIMER such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by SHINYAKU; provided, however, if the audit discloses that the amount payable by OPTIMER for the audited period is more than one hundred five percent (105%) of the amount actually paid for such period, then OPTIMER shall pay the reasonable fees and expenses charged by such accounting firm.

(iii)
OPTIMER shall include in each permitted sublicense granted by it pursuant to this Agreement a provision requiring the SUBLICENSEE to make reports to OPTIMER, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by SHINYAKU's accounting firm to the same extent required of OPTIMER under this Agreement. Upon the expiration of twenty-four (24) months following the end of any year, the calculation of the payment for the COMPOUND payable with respect to such year shall be binding and conclusive upon SHINYAKU, OPTIMER and its SUBLICENSEES, and OPTIMER and its SUBLICENSEES shall be released from any liability or accountability with respect to the payment for the COMPOUND for such year, except with respect to price reductions or rebates retroactively imposed by government authorities, including, but not restricted to, Medicare, Medicaid, and other government-run or controlled entities who may be involved in transactions involving the PRODUCT.

7.3
Confidential Financial Information.    SHINYAKU shall treat all financial information subject to review under this Article 7 or under any sublicense agreement as confidential, and shall cause its accounting firm to retain all such financial information in confidence as required by this Agreement.

ARTICLE 8

DEVELOPMENT PROGRAM

8.1
OPTIMER Responsibility.    OPTIMER shall be solely responsible, and shall bear the full cost and expense and the liability (except insofar as such liability arises as a result of actions or omissions of, or defects in information or materials supplied by, SHINYAKU) for the performance of pre-clinical studies and clinical studies, governmental approval for clinical studies, HEALTH REGISTRATION, manufacturing, marketing and sales of the PRODUCT in the TERRITORY. According to the timeline in DEVELOPMENT PROGRAM, OPTIMER shall use REASONABLE COMMERCIAL EFFORTS to pursue the performance of pre-clinical studies, clinical studies, governmental approval for clinical studies, HEALTH REGISTRATION, manufacturing, marketing and sales of the PRODUCT in the TERRITORY. The obligations of OPTIMER with respect to the PRODUCT under this ARTICLE 8 are expressly conditioned upon the safety, efficacy or commercial feasibility of the PRODUCT, and such obligations shall be delayed, limited or suspended for so long as any condition or event exists which causes OPTIMER to question the safety, efficacy or commercial feasibility of the PRODUCT. SCHEDULE 1(H) contains OPTIMER's current DEVELOPMENT PROGRAM for the PRODUCT in the TERRITORY. Prior to finalizing any clinical trial protocol or filing a New Drug Application in the TERRITORY, OPTIMER shall advise SHINYAKU and reasonably consult with SHINYAKU regarding such matter.

8.2
Steering Committee
(a)
OPTIMER and SHINYAKU shall establish a Steering Committee (the "Steering Committee") consisting of three (3) members from OPTIMER and two (2) members from SHINYAKU. The function of the Steering Committee will be purely advisory and to provide a forum for exchanging information between and coordinating activities of the parties. The Steering Committee will review the clinical development issues for the PRODUCT in the TERRITORY and advise OPTIMER and SHINYAKU of any step in the DEVELOPMENT PROGRAM which may have an adverse effect on the development of any PRODUCT in the TERRITORY. Each party shall be responsible for its own members' costs associated with attending the Steering Committee meetings.

(b)
Within thirty (30) days after the EFFECTIVE DATE, OPTIMER and SHINYAKU shall each appoint its initial representatives to serve on the Steering Committee. Each party may change its representatives upon notice to the other party. A representative from OPTIMER shall chair the Steering Committee.

(c)
The Steering Committee shall meet at least semiannually during the AGREEMENT TERM, at such dates and times as agreed to by the parties. Meetings shall take place in person or by teleconference. The Steering Committee may also convene or be polled or consulted from time to time by means of telecommunications or correspondence.

8.3
Progress Reports.    OPTIMER shall regularly inform, not less than once every six (6) months, SHINYAKU of reports on any and all ongoing studies and procedures for HEALTH REGISTRATION conducted by OPTIMER as specified in the DEVELOPMENT PROGRAM and the parties will exchange relevant information as required. The Steering Committee shall convene to communicate and discuss the progress of DEVELOPMENT PROGRAM at least twice a year. The place of the Steering Committee meetings shall be agreed upon by the parties hereto, basically on an alternate basis between the United States and Japan.

8.4
Publication of Clinical and Preclinical Data.    OPTIMER shall refrain from directly or indirectly or otherwise disclosing the results of clinical or preclinical studies conducted by OPTIMER with respect to the COMPOUND and/or the PRODUCT, without previously obtaining a written approval of SHINYAKU, such approval not to be unreasonably withheld, delayed or conditioned. SHINYAKU shall refrain from directly or indirectly or otherwise disclosing the results of clinical or preclinical studies conducted by SHINYAKU or OPTIMER with respect to the COMPOUND and/or the PRODUCT, without previously obtaining a written approval of OPTIMER, such approval not to be unreasonably withheld, delayed or conditioned.

8.5
COMPOUND for DEVELOPMENT PROGRAM AND PHYSICIAN SAMPLES.    SHINYAKU shall supply OPTIMER at [***] yen (¥[***]) per kilogram with reasonable quantity of the COMPOUND meeting the SPECIFICATION manufactured by SHINYAKU necessary to carry out the studies as specified in the DEVELOPMENT PROGRAM. OPTIMER shall use such COMPOUND only for development purposes pursuant to this Agreement. For the avoidance of doubt, OPTIMER shall agree that the COMPOUND used for the process validation and the like necessary for HEALTH REGISTRATION is supplied under this Section 8.5, provided that the PRODUCT manufactured by process validation and the like shall be used only as the physician samples as per the commercial development program.

8.6
HEALTH REGISTRATIONS.    OPTIMER shall be responsible for preparing and filing the application for HEALTH REGISTRATION to be submitted to the regulatory authorities in the TERRITORY. As of the EFFECTIVE DATE, OPTIMER shall use REASONABLE COMMERCIAL EFFORTS to submit a New Drug Application for the PRODUCT within twenty four (24) months following the EFFECTIVE DATE in the TERRITORY and to obtain HEALTH REGISTRATION approval in the TERRITORY. However, OPTIMER shall not be responsible for any delays caused by circumstances beyond its reasonable control, including guidance from the FDA to conduct a longer than expected clinical development program. In the event of any such delay, the time periods set forth above and in Section 16.1 will be extended for a reasonable period as agreed to in good faith by SHINYAKU and OPTIMER. If any delay is anticipated, OPTIMER will inform SHINYAKU of the reasons for the delay and the Steering Committee will discuss whether reasonable measures may be undertaken to minimize or eliminate the delay.

8.7
Alteration of Development Plan.    It is understood by the parties hereto that the DEVELOPMENT PROGRAM may be unattainable if unforeseen material problems arise beyond the Optimer's reasonable control. In the event that OPTIMER believes it necessary or desirable to alter or amend the DEVELOPMENT PROGRAM, it shall promptly advise SHINYAKU and provide details to SHINYAKU regarding the reasons for the proposed alteration or amendment prior to its adoption, and such revised DEVELOPMENT PROGRAM shall thereafter be the DEVELOPMENT PROGRAM. No alteration or amendment shall be made which does not take into account any reasonable suggestions made by the Steering Committee.

8.8
Meeting with FDA.    When OPTIMER meets with the FDA as to the development of the PRODUCT and organizes an investigator meeting in relation to the clinical trials in the TERRITORY, OPTIMER shall in reasonable advance inform SHINYAKU of the purpose and schedule of such a meeting and arrange, at OPTIMER's sole discretion, such that SHINYAKU may also attend such a meeting as an observer, provided that such attendance is acceptable to the FDA as appropriate. OPTIMER shall promptly provide to SHINYAKU a report of the proceedings of any such meeting that SHINYAKU does not attend.

ARTICLE 9

SECRECY

During the AGREEMENT TERM and for a period of five (5) years thereafter or fifteen (15) years from EFFECTIVE DATE hereof, whichever is longer, both parties shall, and shall cause its SUBLICENSEE to hold in confidence the other party's CONFIDENTIAL INFORMATION and shall not disclose such CONFIDENTIAL INFORMATION to any third party nor use such

CONFIDENTIAL INFORMATION for any purpose other than the purpose of this Agreement, without first obtaining the written consent of the other party. However, this ARTICLE 9 shall not apply to the following information:

  i)
  such CONFIDENTIAL INFORMATION which is a part of the public domain prior to the disclosure by the disclosing party to the receiving party hereunder;

  ii)
  such CONFIDENTIAL INFORMATION which becomes a part of public domain after the disclosure by the disclosing party hereunder without any breach of this Agreement by the receiving party;

  iii)
  such CONFIDENTIAL INFORMATION which the receiving party can demonstrate was already in its possession prior to the disclosure by the disclosing party hereunder and at its free disposal;

  iv)
  such CONFIDENTIAL INFORMATION which is disclosed to the receiving party by a third party who has the right to make such disclosure; or

  v)
  such CONFIDENTIAL INFORMATION which the receiving party can demonstrate was developed by it without reference to the CONFIDENTIAL INFORMATION disclosed to it by the disclosing party.

Nothing contained herein shall prevent either party and its SUBLICENSEE from disclosing such CONFIDENTIAL INFORMATION to the extent that (a) such CONFIDENTIAL INFORMATION is disclosed in connection with the securing of HEALTH REGISTRATION in the TERRITORY and/or other governmental approval required to commercially market the PRODUCT provided that the disclosing party shall take all reasonable steps to seek confidential treatment thereof; (b) disclosure of CONFIDENTIAL INFORMATION is reasonably necessary in prosecuting or defending litigation, or complying with applicable governmental laws, regulations or court order; provided that such party shall give the other party prior written notice thereof and adequate opportunity to object to any such disclosure or to take all reasonable steps to seek confidential treatment thereof; or (c) such CONFIDENTIAL INFORMATION is disclosed under appropriate secrecy agreement to potential SUBLICENSEES, SUBLICENSEES, consultants, outside contractors, clinical investigators and outside research institutions performing experiments, tests and studies on the COMPOUND and/or the PRODUCT so as to perform the purpose of this Agreement, notwithstanding such disclosures shall not jeopardize HEALTH REGISTRATIONS by either SHINYAKU or OPTIMER.

In addition, each of the parties hereto agrees not to disclose the terms of this Agreement to any third party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except to such party's attorneys, advisors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding such disclosures shall not jeopardize HEALTH REGISTRATIONS by either SHINYAKU or OPTIMER.

ARTICLE 10

REPRESENTATIONS

10.1
SHINYAKU Representations and Warranties.    SHINYAKU represents and warrants that:

(i)
SHINYAKU has the full right, power and corporate authority to enter into this Agreement and to make the promises set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence in breach of the provisions of this Agreement or which would otherwise conflict with the rights granted and obligations assumed in terms of this Agreement;

  (ii)
  to the best of its knowledge, no SHINYAKU patent has been or will be obtained through any intentional activity, omission or representation by SHINYAKU that would limit or destroy the validity and/or enforceability of the SHINYAKU PATENT, and SHINYAKU has no knowledge or information as of the EFFECTIVE DATE that would have a material adverse effect on the validity and/or enforceability of any SHINYAKU PATENT;

  (iii)
  the performance by SHINYAKU of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach of any other material agreement or understanding, written or oral, to which it is a party;

  (iv)
  SHINYAKU is the sole owner or exclusive licensee of the SHINYAKU PATENT and SHINYAKU TECHNICAL INFORMATION, and SHINYAKU has not authorized and will not authorize any third party to practice any SHINYAKU PATENT and/or SHINYAKU TECHNICAL INFORMATION or otherwise grant rights to make, have made, import, use, offer to sell or sell the COMPOUND or the PRODUCT in the FIELD in the TERRITORY in breach of this Agreement;

  (v)
  there are no adverse proceedings, claims or actions pending or threatened, to the best of SHINYAKU's knowledge, relating to any SHINYAKU PATENT and SHINYAKU TECHNICAL INFORMATION and at the time of disclosure and delivery thereof to OPTIMER, SHINYAKU shall, to the best of its knowledge, have the full right and legal capacity to disclose and deliver the SHINYAKU PATENT and SHINYAKU TECHNICAL INFORMATION without violating the rights of third parties;

  (vi)
  as of the EFFECTIVE DATE, SHINYAKU has not received any notices of infringement or any written communications relating in any way to the possible infringement of any third party patent by the activities of SHINYAKU prior to the EFFECTIVE DATE or the activities of SHINYAKU and OPTIMER contemplated by this Agreement, and is not otherwise aware of any such possible infringement;

  (vii)
  the patents and patent applications listed in SCHEDULE 1(U) constitute all of the SHINYAKU PATENT as of the EFFECTIVE DATE;

  (viii)
  as of the EFFECTIVE DATE, SHINYAKU has no knowledge of any DATA concerning the PRODUCT that SHINYAKU has not disclosed to OPTIMER that would demonstrate the PRODUCT is not approvable or commercially viable;

  (ix)
  As of the EFFECTIVE DATE, SHINYAKU has not, nor to SHINYAKU's knowledge, has any third party acting under authority of SHINYAKU, made an untrue statement of a material fact to any regulatory authority with respect to the COMPOUND or the PRODUCT, or knowingly failed to disclose a material fact required to be disclosed to any regulatory authority with respect to the COMPOUND or the PRODUCT. SHINYAKU has, and to SHINYAKU'S knowledge such third parties have, complied and will comply with all regulatory requirements with respect to the COMPOUND and the PRODUCT;

  (x)
  clinical and preclinical data within the SHINYAKU TECHNICAL INFORMATION have been generated in compliance with applicable laws and regulations;

  (xi)
  The facilities used to manufacture the COMPOUND, and the COMPOUND supplied hereunder meet all applicable regulatory requirements; and

  (xii)
  Title to all COMPOUND delivered hereunder will pass as provided herein free and clear of any security interest, lien or other encumbrance.

10.2
OPTIMER Representations and Warranties.    OPTIMER represents and warrants that:

(i)
OPTIMER has the full right, power and corporate authority to enter into this Agreement and to make the promises set forth in this Agreement and that there are no outstanding agreements, assignments or encumbrances in existence in breach of the provisions of this Agreement or which would otherwise conflict with the rights granted and obligations assumed in terms of this Agreement;

(ii)
to the best of its knowledge, no OPTIMER patent will be obtained through any intentional activity, omission or representation by OPTIMER that would limit or destroy the validity and/or enforceability of the OPTIMER PATENT;

(iii)
the performance by OPTIMER of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach of any other material agreement or understanding, written or oral, to which it is a party;

(iv)
OPTIMER will not authorize any third party to practice any OPTIMER PATENT and/or OPTIMER TECHNICAL INFORMATION or otherwise grant rights to make, have made, import, use, offer to sell or sell the PRODUCT outside the TERRITORY in breach of this Agreement;

(v)
there are no adverse proceedings, claims or actions pending or threatened, to the best of OPTIMER's knowledge, relating to any OPTIMER PATENT and OPTIMER TECHNICAL INFORMATION, and at the time of disclosure thereof to SHINYAKU, OPTIMER shall, to the best of its knowledge, have the full right and legal capacity to disclose the OPTIMER PATENT and OPTIMER TECHNICAL INFORMATION without violating the rights of third parties; and

(vi)
OPTIMER will not employ (or, to the best of its knowledge, use any contractor or consultant that employs) any individual or entity debarred by the FDA or, to the best knowledge of OPTIMER, any individual who or entity which is the subject of an FDA debarrment investigation or proceeding, in the conduct of pre-clinical studies or clinical studies of the COMPOUND or the PRODUCT.

10.3
Compliance with Law.    OPTIMER and SHINYAKU each represent and warrant that it shall use its best efforts to comply with all applicable laws and regulations in connection with that party's performance of its obligations and rights pursuant to this Agreement, including the regulations of the U.S.A. and Japan concerning any export or other transfer of technology, services or products.

10.4
No Representations on Patent Validity.    Nothing in this Agreement or any license pursuant to this Agreement shall be construed or implied as a representation or warranty by SHINYAKU that any SHINYAKU PATENT is valid or enforceable, or that manufacture, exercise, use or sale of the PRODUCT under this Agreement is not an infringement of any patent owned by third parties or that such manufacture, exercise, use or sale of the PRODUCT does not otherwise infringe the rights of third parties.

10.5
Non-Warranty of Marketability.    Neither SHINYAKU nor OPTIMER represents or warrants that HEALTH REGISTRATION will be obtained and the PRODUCT can be commercially or legally marketed in the TERRITORY. SHINYAKU further represents that it is not in possession of any information, other than what has been disclosed to OPTIMER, which indicates that the PRODUCT may not be legally marketed in the TERRITORY.

10.6
Disclaimers and Liability Limitations.
(i)
Except as explicitly stated in this Agreement, all warranties including warranties of merchantability and fitness for any particular purpose are excluded.

(ii)
Except for a breach of ARTICLE 9 (SECRECY), neither party will be liable for consequential, incidental or special damages of any nature arising from such party's activities under this Agreement; provided, however, that this limitation shall not limit the indemnification or obligation of such party under ARTICLE 17 below for consequential, incidental or special damages recovered by a third party.

ARTICLE 11

SUPPLY OF COMPOUND

11.1
SUPPLY.    To the extent that any applicable laws allow, SHINYAKU shall manufacture and supply the COMPOUND meeting the SPECIFICATION in bulk form for all of OPTIMER's and its SUBLICENSEES' requirements for formulating the PRODUCT in the TERRITORY. Subject to the terms and conditions of the AGREEMENT, OPTIMER agrees to purchase all of OPTIMER's and its SUBLICENSEES' requirements of the COMPOUND exclusively from SHINYAKU during the AGREEMENT TERM.

11.2
ALLOCATION.    In the event that SHINYAKU cannot supply OPTIMER's requirements of the COMPOUND, SHINYAKU shall allocate the COMPOUND that it has in inventory, or is able to produce, on a reasonable pro-rated basis, among SHINYAKU and SHINYAKU's licensees of the COMPOUND throughout the world based on reasonable forecasts (taking into consideration past sales and sales performance against forecast) of OPTIMER (including its sublicensees), SHINYAKU, and SHINYAKU's other licensees.

11.3
RIGHT TO MANUFACTURE.    In the event that SHINYAKU actually fails to supply OPTIMER's requirements exclusively due to an event of force majeure as described in ARTICLE 26 and which failure lasts longer than 45 days, then (a) OPTIMER shall have the right to exercise its manufacturing license under Section 2.3, and (b) SHINYAKU shall promptly transfer all of the manufacturing information, know-how, protocols and the like necessary or useful for OPTIMER to manufacture the COMPOUND and generally assist OPTIMER in the establishment of such manufacturing capabilities without charge as reasonably necessary to enable OPTIMER to manufacture the COMPOUND. Upon thirty (30) days after the occurrence of an event of force majeure herein above, SHINYAKU shall take reasonable actions to accumulate such manufacturing information for deposit in an escrow account with an independent third party agent reasonably acceptable to SHINYAKU. Such escrow account shall be maintained at OPTIMER's expense, and such manufacturing information will only be released to OPTIMER in connection with the exercise of its manufacturing rights above. In case OPTIMER is granted the manufacturing license under Section 2.3 and actually manufacture and market the PRODUCT without being supplied with COMPOUND from SHINYAKU, OPTIMER shall pay to SHINYAKU [***] percent ([***]) of NET SALES as a royalty.

ARTICLE 12

SUPPLY PRICE

12.1
Formula.    For quantities of COMPOUND not used for development purposes, the supply price (CIP OPTIMER's designated airport) of the COMPOUND per kilogram shipped to OPTIMER by

  SHINYAKU in US Dollars, including royalty, shall be calculated pursuant to this Section 12.1. The price invoiced on OPTIMER's purchase orders shall be [***] Japanese yen([***]) per kilogram.

  (i)
  The Supply Price of COMPOUND per kilogram for a calendar year will equal the aggregate amount of ANNUAL NET SALES in the TERRITORY for that year divided by the number of kilograms of COMPOUND actually contained in PRODUCT sold by OPTIMER and its SUBLICENSEES in the TERRITORY during the said calendar year, and multiplied by the appropriate percentage "A" specified in the following table:

Level of ANNUAL NET SALES	A%
portion of NET SALES between US$[***] and US$[***]	[***]%
portion of NET SALES above US$[***] to US$[***]	[***]%
portion of NET SALES above US$[***]	[***]%

    By way of example only, if ANNUAL NET SALES total US$[***], then the percentage "A" would be [***] for the first US$[***] of ANNUAL NET SALES, [***] for the next US$[***] of ANNUAL NET SALES, and [***]% for the remaining US$[***] of ANNUAL NET SALES.

  (ii)
  On a quarterly basis, the aggregate invoiced amount for shipments of COMPOUND to OPTIMER will be reconciled with the Supply Price as follows. Within sixty (60) days after the last day of each QUARTER, OPTIMER shall provide SHINYAKU with a statement setting forth the calculation of the Supply Price and the difference between (A) the Supply Price, and (B) the amount invoiced for the quantity of the COMPOUND actually contained in the PRODUCTS sold by OPTIMER in that QUARTER plus a reasonable allocation for normal manufacturing shrinkage, yield variances, quality assurance and quality control samples and retention samples (the "Shrinkage Allowance"), such Shrinkage Allowance not to exceed [***]% of COMPOUND shipped to OPTIMER. If the Supply Price in (A) is greater than the amounts invoiced for (B), then OPTIMER shall provide SHINYAKU with payment for such difference together with such statement.

    By way of example only, if:

  •
  the exchange rate is one hundred Japanese yen (¥100) to one United States dollar (US$1), such that the invoiced price of COMPOUND is US$[***] per kilogram;

  •
  each pill of PRODUCT contains 500mg of COMPOUND;

  •
  in the first QUARTER of the calendar year, OPTIMER sells ten million pills for NET SALES of US$[***]; and

  •
  the Shrinkage Allowance for that QUARTER is 150 kilograms of COMPOUND;

      then:

    •
    the Supply Price for that QUARTER would be (US$ [***]%) = US$[***];

    •
    the amount of COMPOUND in kilograms actually contained in pills sold would be [[***] pills * (500mg/pill)] = 5,000kg of COMPOUND;

    •
    the amount invoiced for COMPOUND contained in pills sold would be [5,000kg * (US$[***]/kg)] = US$[***];

    •
    the amount invoiced for COMPOUND contained in the Shrinkage Allowance would be [150kg * (US$[***]/kg)] = US$[***];

    •
    the difference between the Supply Price and the amount invoiced for COMPOUND contained in pills sold plus the Shrinkage Allowance would be [US$[***]—(US$[***] + US$[***])] = US$[***] ;

    •
    Therefore, OPTIMER would provide payment to SHINYAKU for US$[***] million along with the statement described in Section 12.1(ii) for that QUARTER.

12.2
Payment Terms.    The payment for COMPOUND hereunder shall be made to SHINYAKU by OPTIMER in US Dollars within thirty (30) days following the relevant invoice date, which shall not be earlier than the shipment date of COMPOUND. For the purpose of this ARTICLE, the shipment shall be deemed to be made on the date of the Airway Bill for the COMPOUND.

12.3
Generic Version of Product.    In the event of ANDA approval for generic version of PRODUCT in the TERRITORY during the AGREEMENT TERM and the Supply Price of the COMPOUND per kilogram including royalty becomes less than [***] Japanese yen (¥[***]) per kilogram, the parties agree to negotiate in good faith the Supply Price, set forth in this Article 12, which are mutually favorable to both parties. This negotiation shall be completed within 60 days of said ANDA approval for a generic version of the PRODUCT in the TERRITORY, during which time SHINYAKU shall be allowed to propose to OPTIMER terms and conditions of an agreement to supply COMPOUND to OPTIMER at a newly negotiated supply price. In the event such negotiations are not completed within 60 days, OPTIMER shall be free to seek an alternate manufacturing partner for the production of the COMPOUND. In case OPTIMER actually manufacture and market the PRODUCT without being supplied with COMPOUND from SHINYAKU, OPTIMER shall pay SHINYAKU [***] percent ([***]) of NET SALES as a royalty.

ARTICLE 13

FORECAST AND FIRM ORDER

13.1
Forecast and Firm Order.    During the AGREEMENT TERM, OPTIMER shall submit to SHINYAKU the following Forecast and Firm order:

i)
By June 30 of each calendar year, OPTIMER shall submit SHINYAKU the Firm Order for the COMPOUND required during October 1 of the said year to March 31 of next year and the Forecast of the COMPOUND anticipated during April 1 to September 30 following the aforementioned period; and

ii)
By December 31 of each calendar year, OPTIMER shall submit SHINYAKU the Firm Order for the COMPOUND required during April 1 to September 30 of next year and the Forecast of COMPOUND anticipated during October 1 to March 30 following the aforementioned period.

  Each Forecast of OPTIMER's anticipated requirements for the COMPOUND is nonbinding and should attach a description of supply quantities and supply time taking into account the minimum order size of 150±12 kg(MINIMUM ORDER SIZE). Within two(2) weeks upon receipt of each Forecast, SHINYAKU will submit to OPTIMER a written confirmation that it is able to supply OPTIMER with its requirements according to OPTIMER's Forecast.

  All Firm Orders for the COMPOUND shall be made on OPTIMER's purchase order. The only function of OPTIMER's purchase order shall be to communicate the desired quantities of the COMPOUND, shipping dates and delivery location. All other terms shall be void and of no effect, and the terms of this Agreement shall be applied. Should a Firm Order differ in quantity from the immediately preceding Forecast for the same period communicated to SHINYAKU by OPTIMER by an amount not higher than [***] [***] the Firm Order is deemed accepted by SHINYAKU. If the Firm Order differs by more than this limit, SHINYAKU will notify OPTIMER within one week upon receipt of the Firm Order if it accepts the Firm Order. SHINYAKU shall use its best efforts to supply the amounts in excess of this limit.

13.2
Delivery Terms.    The delivery terms and conditions for the supply of the COMPOUND shall be CIP (Carriage and Insurance Paid) to an airport destination to be named at the sole discretion of OPTIMER under Incoterms (2000). The manner of supply of the shipment of the COMPOUND shall be agreed upon between the parties hereto in due time. SHINYAKU shall deliver the COMPOUND on OPTIMER's designated delivery date and pay for all shipping, handling, and insurance expenses related to sending the COMPOUND to OPTIMER's designated airport delivery location. In the event of an OPTIMER order to SHINYAKU equal to the MINIMUM ORDER SIZE, SHINYAKU shall fill each said order of COMPOUND from a single manufacturing lot of the COMPOUND. If such an order exceeds the MINIMUM ORDER SIZE of COMPOUND, SHINYAKU shall not be so restricted, and may provide COMPOUND to OPTIMER from more than one manufacturing lot of the COMPOUND, such lots not to be less than 150 ± 12 kg of COMPOUND.

ARTICLE 14

QUALITY

14.1
Conformance with SPECIFICATION/TESTING STANDARDS.    SHINYAKU warrants that the quality of the COMPOUND supplied hereunder, when delivered by SHINYAKU to the carrier at the point of shipment, shall comply with the SPECIFICATION when tested according to the agreed TESTING STANDARDS.

14.2
Documentation.    Each shipment of the COMPOUND shall be accompanied by the following written documentation:

(i)
invoice;

(ii)
packing list; and

(iii)
a certificate of analysis setting forth the results of tests performed by SHINYAKU or its contract manufacturer in accordance with the TESTING STANDARDS and SPECIFICATION.

14.3
Non-conformity with the SPECIFICATION.    In the event that OPTIMER has found that any quantity of the COMPOUND supplied by SHINYAKU hereunder does not comply with the SPECIFICATION and if SHINYAKU has confirmed the defectiveness of such quantity of the COMPOUND, OPTIMER shall have the right to request the replacement thereof by the quantity of the COMPOUND of the quality specified in the SPECIFICATION and return to SHINYAKU such defective quantity of the COMPOUND at SHINYAKU's expense, provided that OPTIMER shall notify, within a period of thirty (30) days after receipt of such quantity of the COMPOUND (where the quality does not meet the SPECIFICATION or the defect is apparent on reasonable inspection), or as soon as reasonably practicable after becoming aware of the defect (where the defect is not apparent on reasonable inspection), SHINYAKU of such defectiveness. Such notification to SHINYAKU of the defective nature of delivered COMPOUND shall be made in any event before OPTIMER has utilized such defective quantity of the COMPOUND into production.

  In the event that SHINYAKU is unable to replace within 45 days the defective quantity of the COMPOUND by the COMPOUND complying with the SPECIFICATION, which is not due to FORCE MAJEURE, OPTIMER will be freed from Supply Price payment obligations for such defective COMPOUND under Article 12 and may exercise its manufacturing rights under Section 11.3. In case OPTIMER is granted the manufacturing license under Section 2.3 and actually manufacture and market the PRODUCT without being supplied with COMPOUND from SHINYAKU, OPTIMER shall pay to SHINYAKU [***] percent ([***]%) of NET SALES as a royalty.

14.4
Independent Laboratory Analysis.    In the event that the concurrent quality control testing conducted by the parties leads to significant differences of the results between the parties, the parties shall endeavor to settle such matter amicably and constructively between themselves. In the event that the parties fail to settle, the parties shall agree to refer such defective quantity of the COMPOUND to independent laboratory as agreed upon between the parties for analysis. The results of the independent laboratory shall be final and binding upon the parties. All expenses incurred by both parties on such analysis will be borne by the party whose quality control results do not conform to the results of the independent laboratory. In the event that the independent laboratory upholds the results of OPTIMER relating to quality of the COMPOUND being defective, then SHINYAKU shall replace, at its cost and expense, the entire defective quantity of the COMPOUND as soon as possible and also reimburse OPTIMER all cost and expense incurred by OPTIMER in the testing and handling of such defective quantity of the COMPOUND. It is agreed and understood that SHINYAKU's responsibility on the COMPOUND shall be limited to such replacement of the defective quantity of the COMPOUND and such reimbursement and OPTIMER's right to manufacture under Section 11.3, and that other remedies or responsibilities are disclaimed.

14.5
Recalls.    In the event that any PRODUCT is quarantined or recalled, or is subject to stop-sale action, whether voluntary or by governmental action, any expenses, including reasonable fees of any experts or attorneys that may be utilized by either party hereto, government fines or penalties, related to such recall, quarantine or stop-sale, shall be borne by the party hereto determined to have been responsible for the basis upon which said recall, quarantine or stop-sale was initiated. Such determination may be made by the governmental agency involved, or by mutual agreement of the parties hereto following examination and review of all records pertinent to the manufacture of the PRODUCT subject to such recall.

ARTICLE 15

TITLE AND RISK OF LOSS

Title and risk of loss to the COMPOUND sold hereunder shall pass to OPTIMER upon delivering into the custody of OPTIMER or its designee at the airport delivery location specified by OPTIMER, notwithstanding any term herein unless otherwise agreed upon.

ARTICLE 16

SALES PROMOTION

16.1
Marketing.    OPTIMER will use REASONABLE COMMERCIAL EFFORTS to commence (itself or through SUBLICENSEES) marketing and commercial activities for the PRODUCT in the TERRITORY within six (6) months following the date of HEALTH REGISTRATION (including pricing approval) in the TERRITORY.

16.2
Sales Organization.    Upon obtaining HEALTH REGISTRATION in the TERRITORY, OPTIMER shall use REASONABLE COMMERCIAL EFFORTS to enable OPTIMER or its SUBLICENSEES to establish a sufficient sales organization with qualified personnel for sales promotion of the PRODUCT and use REASONABLE COMMERCIAL EFFORTS, at its sole responsibility and expense, to market and promote the PRODUCT in the TERRITORY.

16.3
Sales Reports.    OPTIMER agrees to give SHINYAKU every six (6) months general information of the market situation including the progress of implementation of the sales and promotion in the TERRITORY.

16.4
Samples.    OPTIMER shall undertake to furnish SHINYAKU with reasonable quantities of samples of the PRODUCT at no cost, specimens of all packages, labels and package inserts, as used in the TERRITORY.

ARTICLE 17

LIABILITIES

17.1
OPTIMER Liability.    OPTIMER shall assume any and all liabilities arising out of or associated with the development, manufacture, use or distribution of the PRODUCT by OPTIMER or its SUBLICENSEES in the TERRITORY, except to the extent that such liability is the responsibility of SHINYAKU in accordance with Section 17.2, or where OPTIMER can demonstrate that SHINYAKU is responsible for any such liabilities by its actions or omissions.

  Unless otherwise provided in this Agreement, OPTIMER hereby expressly undertakes to indemnify, defend and hold SHINYAKU harmless from and against any and all claims, losses, damages or liabilities asserted against or sustained by SHINYAKU in respect of the development, manufacture, use or distribution of the PRODUCT by OPTIMER or its SUBLICENSEES in the TERRITORY, except to the extent that such claims are the responsibility of SHINYAKU in accordance with Section 17.2.

17.2
SHINYAKU Liability.    SHINYAKU shall assume any and all liabilities arising out of or associated with (a) failure of the COMPOUND to conform to SPECIFICATION at the time of delivery from SHINYAKU or failure to be manufactured in compliance with GMP or applicable laws, or (b) failure of SHINYAKU's representations and warranties to be true, and shall indemnify, defend and hold OPTIMER harmless from and against any and all claims, losses, damages or liabilities asserted against or sustained by OPTIMER in respect of such failure.

17.3
INDEMNITY CONDITION.    WHERE INDEMNITIES ARE GRANTED HEREUNDER THEY SHALL BE SUBJECT TO THE FOLLOWING CONDITIONS:

(I)
THAT THE INDEMNIFIED PARTY NOTIFIES THE INDEMNIFYING PARTY AS SOON AS REASONABLY PRACTICABLE OF ANY CLAIM OR POTENTIAL CLAIM;

(II)
THAT THE INDEMNIFYING PARTY HAS THE RIGHT TO TAKE OVER THE DEFENCE OF ANY CLAIM OR SETTLEMENT NEGOTIATIONS IN THE INDEMNIFIED PARTY'S NAME BUT AT THE INDEMNIFYING PARTY'S COST;

(III)
THAT THE INDEMNIFIED PARTY PROVIDES THE INDEMNIFYING PARTY WITH ALL REASONABLE ASSISTANCE IN DEFENDING OR SETTLING THE CLAIM AND DOES NOTHING WHICH WOULD ADVERSELY AFFECT THE DEFENCE OR SETTLEMENT OF THE CLAIM; AND

(IV)
THAT THE INDEMNIFYING PARTY NOT COMPROMISE OR SETTLE ANY CLAIM OR SUIT IN A MANNER THAT ADMITS FAULT OR NEGLIGENCE ON THE PART OF THE INDEMNIFIED PARTY OR THAT OTHERWISE MATERIALLY AFFECTS THE INDEMNIFIED PARTY'S RIGHTS OR REQUIRES ANY PAYMENT BY THE INDEMNIFIED PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF THE INDEMNIFIED PARTY.

ARTICLE 18

PATENT INFRINGEMENT AND EXTENSION

18.1
Third Party Infringers.    If either party hereto becomes aware of any third party infringement of any SHINYAKU PATENT in the TERRITORY, it shall promptly inform the other party and shall supply the other party with all evidence possessed by the notifying party pertaining to such infringement. OPTIMER shall have the sole right and opportunity to enforce any SHINYAKU PATENT in the TERRITORY and shall bear the full cost and expense of such enforcement action. OPTIMER shall reasonably consult with SHINYAKU prior to beginning and during such enforcement action. All money recovered upon the final judgment or settlement of any such suit shall be retained by OPTIMER. OPTIMER may deduct its out of pocket costs and expenses of such enforcement action from amounts payable to SHINYAKU under Section 12.1(ii), up to [***]% of the amount payable each QUARTER, until all such out of pocket costs and expenses have been so deducted. In the event OPTIMER should receive monies due to successful resolution of such a patent dispute, at such time OPTIMER shall reimburse SHINYAKU for all such out of pocket costs and expenses of such enforcement action previously deducted from amounts payable to SHINYAKU under Section 12.1(ii).

18.2
Patent Extensions.    OPTIMER agrees to reasonably assist SHINYAKU in taking all and any steps necessary to seek extension of any SHINYAKU PATENT in the TERRITORY wherever possible upon request of SHINYAKU thereof. If SHINYAKU fails to take any steps necessary to seek extension of any SHINYAKU PATENT, then OPTIMER shall have the right, following the expiry of one hundred and eighty (180) days notice requesting SHINYAKU to take action, to seek extension and SHINYAKU will provide all reasonable assistance to OPTIMER for this purpose free of charge.

ARTICLE 19

INFRINGEMENT ACTIONS BY THIRD PARTIES

If OPTIMER, or any of its SUBLICENSEES or customers, shall be sued by a third party for infringement of a patent because of the development, manufacture, import, use or sale of the COMPOUND or the PRODUCT in the TERRITORY, OPTIMER shall promptly notify SHINYAKU in writing of the institution of such suit. In such occasion, SHINYAKU shall cooperate in the defense of such suit and furnish to OPTIMER available evidence and assistance in its control. OPTIMER agrees to keep SHINYAKU informed with respect to all material developments in such lawsuit and to reasonably consult with SHINYAKU regarding the defense and any settlement of such lawsuit. OPTIMER may deduct its out of pocket costs and expenses of such defense or settlement from amounts payable to SHINYAKU under Section 12.1(ii), up to [***]% of the amount payable each QUARTER, until all such out of pocket costs and expenses have been so deducted.

ARTICLE 20

COMPETITIVE PRODUCT

During AGREEMENT TERM, (a) OPTIMER shall not sell, and shall cause SUBLICENSEES not to sell COMPETITIVE PRODUCT in the TERRITORY without the prior written consent of SHINYAKU except for any products for which OPTIMER or SUBLICENSEES have already begun clinical testing as of the EFFECTIVE DATE, and (b) SHINYAKU and its AFFILIATES will not, nor authorize any third party to, develop, market or import COMPETITIVE PRODUCT in the TERRITORY.

ARTICLE 21

TRADEMARK

21.1
Selection.    OPTIMER shall be responsible for the selection, registration and maintenance of all TRADEMARKS which it employs in connection with the PRODUCT in the TERRITORY and shall own and control such TRADEMARKS and pay all related costs thereto.

21.2
Third party Infringers.    Each party shall notify the other promptly upon learning of any actual, alleged or threatened infringement of the TRADEMARKS applicable to the PRODUCT or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offences. Only OPTIMER will be authorized to initiate at its own discretion legal proceedings against any infringement or threatened infringement of TRADEMARKS applicable to the PRODUCT.

ARTICLE 22

WITHHOLDING TAXES

Where any sum to be paid to SHINYAKU hereunder is subject to any withholding or similar tax, the parties shall use their reasonable best efforts to do all such acts and things and to sign all such deeds and documents as will enable them to take advantage of any exemption from or reduction in such taxes under any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, OPTIMER shall pay such withholding or similar tax, deduct the amount paid from the amount due SHINYAKU, and secure and send to SHINYAKU proof of such withholding or similar tax as evidence of such payment.

ARTICLE 23

DURATION AND TERMINATION

23.1
AGREEMENT TERM.    This Agreement shall come into force on the EFFECTIVE DATE and shall, unless sooner terminated pursuant to any provision of this Agreement, continue to be in full force for a period of ten (10) years from the date of FIRST COMMERCIAL SALE in the TERRITORY or until the last to expire VALID CLAIM under the SHINYAKU PATENTS in the TERRITORY, whichever is longer. The AGREEMENT TERM shall mean the time period that this Agreement is effective prior to its termination under the provisions of this ARTICLE 23.

23.2
Renewal Terms.    Following expiration of the AGREEMENT TERM, at OPTIMER's request, SHINYAKU and OPTIMER shall negotiate within sixty (60) days in good faith the terms and conditions of a continuation of the relationship established hereunder. If no such continuation is established within 60 days, OPTIMER shall be released from any obligations to renew its relationship with SHINYAKU.

23.3
Breach.    If either party fails to fulfill any material obligation hereunder, the party aggrieved by such breach or violation may give to the other party written notification of such breach or violation and after sixty (60) days from the date of such notification, the notified party fails or refuses to remedy, the notifying party shall be entitled to terminate this Agreement forthwith by written notice sent by registered mail.

23.4
No HEALTH REGISTRATION.    In the event that, despite OPTIMER's REASONABLE COMMERCIAL EFFORTS to obtain HEALTH REGISTRATION from FDA, FDA refuses to grant HEALTH REGISTRATION, OPTIMER shall give full explanation and evidences of the circumstance, including the reasons alleged for such refusal, to SHINYAKU so that SHINYAKU may supply arguments and documentation such as to remove said refusal. In case that FDA should maintain its position, OPTIMER shall have the right to terminate this Agreement forthwith in the TERRITORY by giving a written notice of termination of this Agreement to SHINYAKU. In no event may either party claim against other party any right or any compensation of damages or losses caused by the termination pursuant to this paragraph.

23.5
Stoppage of PRODUCT Sales.    In the event that, despite OPTIMER's REASONABLE COMMERCIAL EFFORTS to maintain sales of the PRODUCT in the TERRITORY, FDA should order OPTIMER to stop the sales of the PRODUCT in the TERRITORY, OPTIMER shall have the right to terminate this Agreement in the TERRITORY forthwith by giving a written notice of termination of this Agreement to SHINYAKU, provided that OPTIMER gives SHINYAKU sufficient reports thereof and reasonable explanation of such OPTIMER's decision. In no event may either party claim against the other party any right or any compensation of damages or losses caused by the termination pursuant to this paragraph.

23.6
Bankruptcy.    Either party shall have the right to terminate this Agreement immediately by delivering written notice to the other party, in the event that the other party is bankrupt (not to include reorganizations) or insolvent and such bankruptcy or insolvency materially and adversely affects such party's ability to perform its obligations hereunder, provided that applicable bankruptcy laws shall apply.

23.7
Termination by OPTIMER.    OPTIMER may terminate this Agreement at any time for convenience upon sixty (60) days written notice to SHINYAKU.

23.8
Dispute.    Notwithstanding anything in this Article 23 to the contrary, if a party disputes in good faith by written notice the other party's right to terminate this Agreement prior to the effective date of such termination, then the other party will not have the right to terminate this Agreement until such dispute has been settled in accordance with Article 30 and the first party fails to cure, to the extent possible, the condition giving rise to such right to terminate within sixty (60) days thereafter.

ARTICLE 24

EFFECT OF TERMINATION

24.1
Effect of Termination.    The termination of this Agreement shall:

(i)
be without prejudice of the obligation of OPTIMER to pay to SHINYAKU any sums accrued, due and payable under ARTICLES 5, 6 and 12 hereof (except that OPTIMER shall have the right to cancel without charge any purchase orders for which shipment has not occurred as of the date of termination);

(ii)
be without prejudice to any right of, or remedy available to, either party against the other in respect of anything done or omitted hereunder prior to such termination; and

(iii)
not release either party from the confidentiality or liability obligations set forth in ARTICLES 9 and 17.

24.2
SHINYAKU's Rights.    If this Agreement is terminated by SHINYAKU pursuant to Sections 23.3 or 23.6 or by OPTIMER pursuant to Section 23.7 hereof:

(i)
OPTIMER shall promptly return or furnish to SHINYAKU all written SHINYAKU TECHNICAL INFORMATION and OPTIMER TECHNICAL INFORMATION in OPTIMER's and its SUBLICENSEES' possession. In addition, OPTIMER and its SUBLICENSEES shall immediately cease to use and thereafter refrain from using OPTIMER

    PATENT, SHINYAKU PATENT, OPTIMER TECHNICAL INFORMATION, SHINYAKU TECHNICAL INFORMATION and TRADEMARK;

  (ii)
  except as expressly provided herein, all rights and licenses granted to OPTIMER by SHINYAKU shall forthwith cease and terminate; and

  (iii)
  at the option of SHINYAKU, OPTIMER shall either (a) transfer, free of charge, to SHINYAKU or the company designated by SHINYAKU, HEALTH REGISTRATION and other relevant authorizations, permits or licenses which OPTIMER and its SUBLICENSEE hold in connection with the PRODUCT on the date of termination if and to the extent permissible under the laws of the TERRITORY, or (b) cancel the HEALTH REGISTRATION in the TERRITORY.

  OPTIMER will make its personnel and other resources reasonably available to SHINYAKU as necessary to effect an orderly transition of development or commercialization responsibilities with the cost of such resources and personnel to be borne by SHINYAKU after the effective date of termination.

24.3
OPTIMER's Rights.    If this Agreement is terminated by OPTIMER pursuant to Section 23.3 or 23.6 hereof:

(i)
SHINYAKU shall promptly return or furnish to OPTIMER all written OPTIMER TECHNICAL INFORMATION in SHINYAKU's possession; and

(ii)
except as expressly provided herein, all rights and licenses granted to SHINYAKU by OPTIMER shall forthwith cease and terminate.

24.4
OPTIMER's obligation.    If this Agreement is terminated by SHINYAKU pursuant to Section 23.3 and by OPTIMER pursuant to SECTION 23.7, OPTIMER shall agree to finish any clinical trials for the PRODUCT in progress at OPTIMER's cost, but OPTIMER shall have no obligation to recruit or enroll any additional patients after the date of termination.

24.5
Termination pursuant to 23.4 or 23.5.    If this Agreement is terminated pursuant to Sections 23.4 or 23.5 hereof, 24.2 (i) and (ii) shall be applied.

24.6
Right to Sell Inventory.    Except in the case of termination pursuant to Sections 23.4 or 23.5 hereof, for six (6) months following termination of this Agreement, OPTIMER may sell PRODUCT inventory on hand as of the effective date of termination, provided that ARTICLE 12 shall apply to such inventory sales.

24.7
Survival.    The following provisions of this Agreement will survive termination or expiration of this Agreement: Articles 9, 10, 17, 22 and 24 and Sections 7.3 and 14.5. In addition, upon expiration (but not earlier termination), OPTIMER's license under the SHINYAKU TECHNICAL INFORMATION shall become non-exclusive, fully-paid and irrevocable.

ARTICLE 25

NOTICES

Any notice, request, demand or other communication to be given or made to either party shall, unless otherwise expressly provided herein or subsequently agreed to in writing, be deemed to have been delivered upon the fifth (5th) business day after having been deposited in first class airmail, postage prepaid, in an envelope addressed, or if sent by confirmed telefax (with a mailed copy as aforesaid), the next business day after transmitted, to the following:

If to SHINYAKU:	Licensing & Business Development Dept. NIPPON SHINYAKU CO., LTD. 14, Nishinosho-monguchi-cho Kisshoin, Minami-ku, Kyoto 601-8550, JAPAN Telefax: +81-75-321-9019
If to OPTIMER:	Optimer Pharmaceuticals, Inc. ATTN: Chief Executive Officer 10110 Sorrento Valley Road, Suite C San Diego, CA 92121 Telefax: +1 858-909-0737

The parties shall designate contact persons to communicate with respect to normal activities associated with the DEVELOPMENT PROGRAM, the supply of the COMPOUND, ADRs and marketing activities.

ARTICLE 26

FORCE MAJEURE

Neither party hereto shall be liable to the other party for any failure or delay in the performance of any of its obligations hereunder for the period and to the extent such failure or delay is caused by riots, civil commotion, wars, hostilities, laws, orders, regulations, embargoes, action by the government or any government agency, acts of God, earthquakes, floods, storms, fires, accidents, explosions, epidemics, quarantine restrictions, or other similar or different contingencies beyond the reasonable control of the respective parties. The party affected shall immediately notify the other of the circumstances and shall take such reasonable action as may be necessary to avoid, minimize or remove the cause of such non-performance.

ARTICLE 27

ASSIGNMENT

This Agreement, licenses granted hereby or any of rights, duties and obligations hereof shall not be assigned by either party hereto either totally or in part, to any third party without the prior written consent of the other party, such consent not to be unreasonably withheld. However, OPTIMER or SHINYAKU may without such consent but with written notice to the other party, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business pertaining to this Agreement or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors and assignees of the parties.

ARTICLE 28

WAIVER

The failure on the part of SHINYAKU or OPTIMER to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor a bar of the exercise or enforcement thereof at any time or times thereafter.

ARTICLE 29

GOVERNING LAW

This Agreement shall be governed and construed under the laws of Japan.

ARTICLE 30

ARBITRATION

The parties shall attempt to amicably resolve disputes arising between them regarding the validity, construction, enforceability or performance of the terms of this Agreement, and any differences or disputes in the interpretation of the rights, obligations, liabilities and/or remedies hereunder, which have been identified in written notice from one party to the other, by good faith settlement discussions. The parties agree that any dispute that arises in connection with this Agreement, which cannot be amicably resolved by such settlement discussions, shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be held in English in San Diego, USA if initiated by SHINYAKU, and in Osaka, Japan if initiated by OPTIMER.

ARTICLE 31

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement by and between the parties hereto with respect to any and all subject matter covered herein and shall supersede all previous negotiations, understandings and agreements between the parties relating thereto. This Agreement may be amended, modified, altered, or changed only by written instrument duly executed by authorized representatives of the parties hereto.

ARTICLE 32

MISCELLANEOUS

32.1
Publicity.    Neither party shall issue any press release or other publicity material or make representation which refers to the terms of this Agreement without the prior written consent of the other party. However, this restriction shall not apply to announcements required by law or regulations including without limiting announcements to be made to the shareholders of either party and to any Stock Exchange on which the shares or other securities of such party are quoted or listed. It is, however, the parties' intent that they shall co-ordinate to such extent as may be reasonably possible with respect to the wording of any such announcements.

32.2
Agreement and Documentation Language.    The English language version of this Agreement shall be controlling in all respects, notwithstanding any translation hereof made for any purpose whatever. All communications and notices, documentation, assistance, disclosure and technical information exchanged hereunder among the parties shall be in English.

32.3
Late Payments.    Unless otherwise provided in this Agreement, OPTIMER shall pay interest to SHINYAKU on the aggregate amount of any payments by OPTIMER that are not paid on or before the date such payments are due under this Agreement, at a rate of five percent (5%) per annum, calculated on the number of days such payment is delinquent.

32.4
Conflict with Applicable Law.    Should any part of this Agreement be in conflict with any applicable law, all other provisions of this Agreement shall remain in force and the parties hereto shall mutually and in good faith modify the conflicting provisions so as to maintain essentially the spirit hereof and the original intent of the parties.

ARTICLE 33

COUNTERPARTS

This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have made out two originals in English and have executed them by their duly authorized representatives.

NIPPON SHINYAKU CO., LTD.		OPTIMER PHARMACEUTICALS, INC.
By:	Kazuto Hatsuyama	By:	Michael N. Chang, PhD
	Kazuto Hatsuyama		Michael N. Chang, PhD
Title: President		Title: President & CEO
Date: June 10, 2004		Date: 6/10/2004

SCHEDULE 1(H)

GENERAL INVESTIGATIONAL PLAN OF NM441
FOR BACTERIAL PROSTATITIS
(Draft May 5, 2004)

        This study plan reflects the current development concept toward NDA filing and eventual marketing approval of NM441, a fluoroquinolone antibiotic. It is not the sponsor's intent to present a fully-detailed development plan, because continuing progress will depend on the results of the preceding work. The studies described below address the crucial issues related to the approval of NM441 as a therapy for bacterial prostatitis.

Introduction

        The activity and profile of NM441 support its use in both chronic and acute bacterial prostatitis. There is no satisfactory short nor long term therapy to cure chronic bacterial prostatitis, although the pathogens may be highly sensitive to the drugs.1 Upon absorption, NM411 (prulifloxacin) is metabolized in the intestinal epithelium and the liver to the active metabolite, NM394.8,12,13 NM394 inhibits bacterial DNA replication11,14,15 with a rapid bacterial killing activity5,6,11,16 (faster than other quinolones including ciprofloxacin, gatifloxacin, levofloxacin, ofloxacin, and tosufloxacin), and has a long half-life compatible with once-daily dosing.12,17-19

        NM441 offers both an excellent safety profile and broad spectrum coverage of gram-positive and gram-negative bacteria, including the Enterobacteriaceae most likely to cause prostatitis.5-11 The compound's safety was established in Japanese18,20,21 and European22 clinical trials which involved 1,649 evaluable patients, and by post-marketing experience since its 2002 approval in Japan. NM441's gastrointestinal side effects have been similar to those associated with comparators (ciprofloxacin, ofloxacin, or amoxicillin and clavulonic acid) albeit typically at lower frequencies.18,20-22 Although NM394 penetrates well into bacteria16, phagocytes23-25, and tissues including the prostate10,19,26-29, the possibility of CNS30-33 and cardiovascular34-37 side effects associated with some competing fluoroquinolones are minimized by NM441's limited penetration into cerebrospinal fluid38 and its very low potential to prolong the QT interval.35,39

        Drug entry into the nonacutely inflamed prostate occurs primarily by passive diffusion across a barrier between the stroma of the prostate gland and the microcirculation,2,3 thereby allowing antimicrobial agents with proper hydrophobicity, such as N394 (the active metabolite) to reach therapeutic levels within the gland.4 NM394 concentrations in the prostate are as high or higher than serum levels. The pH of prostatic secretions increases with inflammation4 to reach the mildly alkaline pH range where NM394 is most effective.

Phase 1 and 2 Studies

        The objectives of the Phase 1 studies are to determine the safety, tolerability, and pharmacokinetics of NM441 in volunteers. The Phase 1 program has been divided into Phase 1A (single dose) in healthy male volunteers and the second study will be a combined Phase 1B-2A (multiple dose) trial to be conducted in patients.

        An ex-US single-dose safety study including dosages up to 600 mg has been completed.12 This was a single-center, crossover, single-dose, escalating study of NM441 administered orally to 12 healthy male subjects. Each group of four subjects received three different, escalating doses. The details of the study are summarized in the Study Details section below. We anticipate that this study will satisfy the need to conduct a redundant single-dose safety study in the US.

        The Phase 1A will be a bridging safety and pharmacokinetic study of our formulation in healthy volunteers. Two groups of 4 volunteers (8 subjects total) will receive a single oral dose of 600 mg in either a fasted or an unfasted state, and plasma will be sampled at various time points in order to determine the pharmacokinetic profile.

        The combined Phase 1B-2A multiple-dose safety and efficacy study will be a multicenter, controlled, double-blind, multiple-dose study of orally administered NM441 or levofloxacin. The study will require a minimum of 40 evaluable subjects with confirmed chronic bacterial prostatitis. Because the safety of the NM441 at the 600 mg/day dose level for up to two weeks has been established in clinical trials and by post marketing clinical experience, and because we do not feel ethically justified in giving an extended course of antibiotics to healthy subjects that will receive no benefit, we feel that patients may be used in this study if they are carefully monitored. Subjects will be randomized into two groups of 20 patients, and will receive 600 mg of NM441 qd or levofloxacin 500 mg qd for 42 consecutive days. The details of the study are summarized in the Study Details.

Phase 3 Study

        The primary objective of the Phase 3 study will be to determine the efficacy of NM441 as therapy for chronic bacterial prostatitis in comparison to conventional therapy with levofloxacin. Demonstration of non-inferiority to an established therapy is a common approach in active-controlled clinical trials. In addition, the safety database will be expanded. The Phase 3 will be a multi-center, randomized, double-blind, double-dummy trial to compare the effects of NM441 (taken for 42 days) with an equivalent course of ciprofloxacin (500 mg bid) in patients with chronic bacterial prostatitis. The study will require a minimum of 300 evaluable subjects with confirmed chronic bacterial prostatitis.

Study Details

COMPLETED (EX-US):

A SINGLE DOSE-ESCALATING SAFETY STUDY OF NM441 IN HEALTHY VOLUNTEERS

  •
  Objective:  To determine the safety, tolerability, and pharmacokinetics of NM441 in healthy volunteers.

  •
  Study Population:  A total of 12 healthy male volunteers between 18 and 34 years of age were enrolled in the study. Each group of four subjects received single doses at each of three different, escalating dose levels.

  •
  Study Endpoints:  Safety, tolerance and pharmacokinetics.

  •
  Study Design:  This was a single-center, randomized, crossover, single-dose study of orally administered NM441. A total of 12 healthy Caucasian male subjects (three groups of 4 subjects) between 18-34 years of age were enrolled in the study. Each group received three different, escalating doses.

  •
  Status:  Complete.12

  •
  Results:  The pharmacokinetic properties and tolerability of three different strengths of NM441 (prulifloxacin) were investigated in a randomized, cross-over study.12 NM441 was administered as a single oral dose at dose levels of 300, 450 and 600 mg to 12 Caucasian male subjects (age range 19-34 years). Plasma concentrations of the active metabolite (NM394) were determined in blood samples collected before the administration (pre-dose) and at 15, 30, 45 min, 1, 1.5, 2, 3, 4, 6, 8, 10, 12, 16, 24, 36 and 48 h after dosing. Urine samples were also collected. Determination in biological samples was performed using validated and specific HPLC methods. The following parameters were calculated: Cmax, tmax, AUC0-t, AUC0-00, t1/2, V/F, Aeut, CLren and fe. The analysis of variance performed on dose-normalized data after logarithmic transformation evidenced no statistically significant differences between the three doses concerning Cmax and AUC. Friedman's test applied to tmax and t1/2 did not show any statistically significant difference between doses. A significant linear relationship between doses and AUC0-00 was detected (p< 0.05). Very high urinary concentrations and the relatively long terminal half-life (10-12 h) suggest that a once-daily application would show adequate clinical efficacy, especially in urinary tract infections. The safety profile was very good at all three dose levels.

Phase 1A:

A Safety and Pharmacokinetic evaluation of a single oral dose of NM441 in healthy volunteers

  •
  Objective:  To determine the pharmacokinetics of NM441 in healthy volunteers.

  •
  Study Population:  A total of 4 healthy male volunteers between 18 and 65 years of age will be enrolled in the study.

  •
  Study Endpoints:  Safety, pharmacokinetic profiling.

  •
  Study Design:  This will be an open-label, single-center, single-dose pharmacokinetic study of orally administered NM441. A total of 8 male subjects will be enrolled in the study. They will be admitted on the evening prior to a morning administration of 600 mg NM441 (fasted or unfasted, in groups of four), and will maintained on site for 24 hours following dosing. Blood and urine samples will be collected at various time points to allow pharmacokinetic measurements.

  •
  Study parameters:  Plasma concentrations of the active metabolite (NM394) will be determined in blood samples collected before the administration (pre-dose) and at 0.5, 1, 2, 3, 4, 6, 12, 18, and 24 h after dosing. Urine samples will also be collected. Determination in biological samples will be performed using validated and specific HPLC methods. The following parameters will be calculated: Cmax, tmax, AUC0-t, AUC0-00, t1/2, V/F, Aeut, CLren, and fe.

PHASE 1B/2A:

A DOUBLE-BLINDED, MULTIPLE DOSE, 42-DAY SAFETY AND COMPARATIVE EFFICACY STUDY OF NM411 IN PATIENT VOLUNTEERS WITH CHRONIC BACTERIAL PROSTATITIS

  •
  Objectives:  To determine the safety, tolerability, pharmacokinetics, and comparative efficacy of NM441 versus levofloxacin in patients with chronic bacterial prostatitis, following a series of oral doses for 42 consecutive days.

  •
  Study Population:  A minimum of 40 evaluable patients with chronic bacterial prostatitis will be enrolled in the study. The subjects (20 per group) will be treated with either NM441 or levofloxacin for 42 consecutive days.

  •
  Study Design:  Patients will be randomized to receive either NM441 (600 mg/day) or levofloxacin (500 mg/day) daily for 42 days. Each subject will receive one capsule each morning. Laboratory assessments and clinical evaluations will be performed at screening and Days 7, 14, 28, and 42 of the 42-day study period. Pharmacokinetic profiling will take place on days 42. Microbiological assessment (the four-glass test) will be performed at screening and on Day 42. Clinical symptoms will be assessed at the end of the treatment course in order to determine the efficacies of the medications in treating the infection.

  •
  Inclusion criteria

  1.
  Male subjects 18 years and above who have chronic bacterial prostatitis, documented using the four glass procedure

  2.
  All subjects will be required to sign an Informed Consent Form

    •
    Exclusion criteria

    1.
    Life-threatening or serious disease

    2.
    Concurrent use of antibiotics unrelated to the study

    3.
    Unable or unwilling to comply with study

    4.
    Participation in other IND studies within 1 month prior to screening or within 5 half-lives of the investigational agent, whichever is longer.

  •
  Study Endpoints:

  •
  Primary Study Endpoints:

  •
  Safety

  •
  Complete relief of symptoms of bacterial prostatitis by the final day of therapy

  •
  Secondary Study Endpoints:

  •
  Culture-negative assessment by the four glass method

  •
  Dose:  Levofloxacin was well tolerated at the 500 mg/day dose level for the 6 week duration of this study in a Canadian clinical trial.40 The 600 mg/day NM441 dose to be used in this study has been well-tolerated as a multiple dose regimen in Japanese and European clinical trials and in clinical practice in Japan. In a closely-monitored (6.5 day) multiple dose study, the mean plasma concentrations of active metabolite NM394 peaked between 0.5 and 1.0 hours; the maximum concentration was 1.88 mg/mL at a dose of 400 mg/day; the mean half-life was approximately 8.5 hours, and was not affected by the dose. The mean urinary excretion rates of NM394 was 30.6% of the doses within 48 hours at 400 mg/day, and other metabolites were excreted in urine as 7% of the dose. The mean fecal excretion rates of NM394 and NM441 were 52.9 and 4.2%, respectively within 72 hours after dosing of 400 mg. NM441 and NM394 did not accumulate.

Phase 3:

A Multi-center, Randomized, Double-blind Study to Compare the Effects of NM441 Taken for 6 Weeks with Equivalent Treatment with Levofloxacin as Therapy for Chronic Bacterial Prostatitis

  •
  Objectives:  To compare the efficacy and recurrence rate of a 6-week course of NM441 (600 mg/day) with a 6-week course of levofloxacin (500 mg/day) in the treatment of chronic bacterial prostatitis.

  •
  Study Endpoints:

  •
  Primary Study Endpoints:

  •
  Complete relief of symptoms of bacterial prostatitis by the final day of therapy

  •
  Secondary Study Endpoints:

  •
  Culture-negative assessment by the four glass method

  •
  Recurrence of symptoms at day 70

  •
  Study Population:  A multi-center, randomized, double-blind trial will involve a total of about 300 patients, aged 18 years and above, with chronic bacterial prostatitis.

  •
  Study Design:  Patients will be randomized to receive either NM441 (600 mg qd) or levofloxacin (500 mg qd). Each subject will receive one capsule each morning.

    Laboratory assessments and clinical evaluations will be performed at screening and Days 21 and 42 of the 42-day study period. Microbiological assessment (the four-glass test) will be performed at screening and on Day 42. In addition, clinical evaluation and microbiological assessment will be performed on Day 70, four weeks after the final antibiotic dose.

    •
    Inclusion criteria

    1.
    Male subjects 18 years and above who have chronic bacterial prostatitis, documented using the four glass procedure

    2.
    All subjects will be required to sign an Informed Consent Form

    •
    Exclusion criteria

    1.
    Life-threatening or serious disease

    2.
    Concurrent use of antibiotics unrelated to the study

    3.
    Unable or unwilling to comply with study

    4.
    Participation in other IND studies within 1 month prior to screening or within 5 half-lives of the investigational agent, whichever is longer.

REFERENCES

1.
Aagaard J, Madsen, PO. Bacterial prostatitis: New methods of treatment. Urology. 1991;37(3 Suppl):4.

2.
Fulmer BR, Turner TT. A blood-prostate barrier restricts cell and molecular movement across the rat ventral prostate epithelium. J Urol. May 2000;163(5):1591-1594.

3.
El-Alfy M, Pelletier G, Hermo LS, Labrie F. Unique features of the basal cells of human prostate epithelium. Microsc Res Tech. Dec 1 2000;51(5):436-446.

4.
Charalabopoulos K, Karachalios G, Baltogiannis D, Charalabopoulos A, Giannakopoulos X, Sofikitis N. Penetration of antimicrobial agents into the prostate. Chemotherapy. Dec 2003;49(6):269-279.

5.
Araake M, Hara T, Watabe H, Nishino T. In vitro antibacterial activity of prulifloxacin, a new oral fluoroquinolone. Jpn J Antibiot. Dec 2002;55(6):778-790.

6.
Inoue M, Kuga A, Kaieda S, et al. [In vitro antibacterial activity of prulifloxacin, a new oral quinolone, and comparative susceptibility rate at clinical breakpoint MIC]. Jpn J Antibiot. Sep 2000;53(9):593-608.

7.
Ozaki M, Matsuda M, Tomii Y, et al. In vitro antibacterial activity of a new quinolone, NM394. Antimicrob Agents Chemother. Dec 1991;35(12):2490-2495.

8.
Ozaki M, Matsuda M, Tomii Y, et al. In vivo evaluation of NM441, a new thiazeto-quinoline derivative. Antimicrob Agents Chemother. Dec 1991;35(12):2496-2499.

9.
Prats G, Roig C, Miro E, Navarro F, Mirelis B. In vitro activity of the active metabolite of prulifloxacin (AF 3013) compared with six other fluoroquinolones. Eur J Clin Microbiol Infect Dis. Apr 2002;21(4):328-334.

10.
Tomii Y, Ozaki M, Matsuda M, et al. Therapeutic effect of the quinolone prodrug prulifloxacin against experimental urinary tract infections in mice. Arzneimittelforschung. Dec 1996;46(12):1169-1173.

11.
Yoshida T, Mitsuhashi S. Antibacterial activity of NM394, the active form of prodrug NM441, a new quinolone. Antimicrob Agents Chemother. Apr 1993;37(4):793-800.

12.
Picollo R, Brion N, Gualano V, et al. Pharmacokinetics and tolerability of prulifloxacin after single oral administration. Arzneimittelforschung. 2003;53(3):201-205.

13.
Okuyama Y, Morino A. Pharmacokinetics of prulifloxacin. 3rd communication: metabolism in rats, dogs and monkeys. Arzneimittelforschung. Mar 1997;47(3):293-298.

14.
Drlica K, Zhao X. DNA gyrase, topoisomerase IV, and the 4-quinolones. Microbiol Mol Biol Rev. Sep 1997;61(3):377-392.

15.
Tani M, Maebashi K, Araake M, Watabe H. [Inhibitory activity of NM394, the active form of prodrug prulifloxacin against type II topoisomerase from Pseudomonas aeruginosa]. Jpn J Antibiot. Dec 2002;55(6):882-885.

16.
Shimizu M, Tabata M, Hara T, Araake M, Watabe H, Nishino T. [In vitro short-term bactericidal activity and accumulation of NM394, the active metabolite of prulifloxacin, for Staphylococcus aureus, Escherichia coli and Pseudomonas aeruginosa: comparison with ciprofloxacin, levofloxacin, and gatifloxacin]. Jpn J Antibiot. Dec 2002;55(6):791-799.

17.
Nakashima M, Uematsu T, Kosuge K, et al. Pharmacokinetics and safety of NM441, a new quinolone, in healthy male volunteers. J Clin Pharmacol. Sep 1994;34(9):930-937.

18.
Kumazawa J MT, Kumamoto Y, and Hirose T, et al. A Double-Blind Comparative Trial of Prulifloxacin and Ofloxacin for the Treatment of Complicated Urinary Tract Infections. Nishinihon J. Urolology. 1997;59:357-372.

19.
Okuyama Y, Momota K, Morino A. Pharmacokinetics of prulifloxacin. 1st communication: absorption, distribution and excretion in rats, dogs and monkeys after a single administration. Arzneimittelforschung. Mar 1997;47(3):276-284.

20.
Kobayashi H KS, Sakayori S, Miura H, Koike T, Ohnishi K, et al. A double-blind comparative study on prulifloxacin and ofloxacin in bacterial pneumonia.

21.
Kobayashi H KS, Sakayori S, Miura H, Kawakami Y, Yamaguchi E et al. A double-blind comparative study of prulifloxacin and ofloxacin in lower chronic respiratory tract infections.

22.
Grassi C, Salvatori E, Rosignoli MT, Dionisio P. Randomized, double-blind study of prulifloxacin versus ciprofloxacin in patients with acute exacerbations of chronic bronchitis. Respiration. 2002;69(3) :217-222.

23.
Ozaki M, Komori K, Matsuda M, et al. Uptake and intracellular activity of NM394, a new quinolone, in human polymorphonuclear leukocytes. Antimicrob Agents Chemother. Mar 1996;40(3):739-742.

24.
Tullio V, Cuffini AM, Bonino A, Ianni Palarchio A, Rossi V, Carlone NA. Cellular uptake and intraphagocytic activity of the new fluoroquinolone AF 3013 against Klebsiella pneumoniae. Drugs Exp Clin Res. 1999;25(1):1-11.

25.
Tullio V, Cuffini AM, Bonino A, et al. Influence of a new fluoroquinolone, AF3013 (the active metabolite of prulifloxacin), on macrophage functions against Klebsiella pneumoniae: an in vitro comparison with pefloxacin. J Antimicrob Chemother. Aug 2000;46(2):241-247.

26.
Mikamo H, Kawazoe K, Izumi K, Ito K, Tamaya T. NM441: penetration into gynaecological tissues and in vitro activity against clinical isolates from obstetric and gynaecological patients. Drugs. 1995;49 Suppl 2:326-330.

27.
Tanimura H, Ishimoto K, Murakami K, Uchiyama K, Iwakura S. Penetration of NM441, a new quinolone, into human bile and gallbladder tissue. Drugs. 1995;49 Suppl 2:337-340.

28.
Pharmacokinetic study of NAD-441A (II) -Tissue distribution in rats. Nippon Shinyaku confidential report H—11.

29.
Pharmacokinetic study of NAD-441A (III) -Repeated administration study in rats. Nippon Shinyaku confidential report H-12.

30.
Ball P, Mandell L, Niki Y, Tillotson G. Comparative tolerability of the newer fluoroquinolone antibacterials. Drug Saf. Nov 1999;21(5):407-421.

31.
Halliwell R, Davey, PG, Lambert, JJ. Antagonism of GABAA receptors by 4-quinolones. J Antimicrob Chemother. 1993 1993;31:457.

32.
Hori S, Shimada, S. Effects of quinolones on the central nervous system. In: Hooper D, Volfson, JS, ed. Quinolone antimicrobial agents. 2nd ed. Washington, DC: American Society for Microbiology; 1993:513.

33.
Lipsky BA, Baker CA. Fluoroquinolone toxicity profiles: a review focusing on newer agents. Clin Infect Dis. Feb 1999;28(2):352-364.

34.
Ball P. Quinolone-induced QT interval prolongation: a not-so-unexpected class effect. J Antimicrob Chemother. May 2000;45(5):557-559.

35.
Akita M, Shibazaki Y, Izumi M, et al. Comparative assessment of prurifloxacin, sparfloxacin, gatifloxacin and levofloxacin in the rabbit model of proarrhythmia. J Toxicol Sci. Feb 2004;29(1):63-71.

36.
Jaillon P, Morganroth J, Brumpt I, Talbot G. Overview of electrocardiographic and cardiovascular safety data for sparfloxacin. Sparfloxacin Safety Group. J Antimicrob Chemother. May 1996;37 Suppl A:161-167.

37.
Stahlmann R, Schwabe R. Safety profile of grepafloxacin compared with other fluoroquinolones. J Antimicrob Chemother. Dec 1997;40 Suppl A:83-92.

38.
Time course of NM394 concentration in plasma and cerebrospinal fluid after intravenous administration in beagle dogs. Nippon Shinyaku confidential report H-14.

39.
Lacroix P, Crumb WJ, Durando L, Ciottoli GB. Prulifloxacin: in vitro (HERG current) and in vivo (conscious dog) assessment of cardiac risk. Eur J Pharmacol. Sep 5 2003;477(1):69-72.

40.
Nickel JC, Downey J, Clark J, et al. Levofloxacin for chronic prostatitis/chronic pelvic pain syndrome in men: a randomized placebo-controlled multicenter trial. Urology. Oct 2003;62(4):614-617.

SCHEDULE 1(U)

PATENT ON NM441

Country	Application Date	Application No.	Publn. Date of unexamined application	Publn. No. of unexamined application	Registration Date	Patent No.	Expiration Date
Japan	'88.10.19	63-263568	'89.11.28	1-294680	'96.02.19	2015708	'08.10.19 A)

U.S.A.	'88.11.07	267940

—CIP	'91.04.08	682434			'92.02.04	5086049	'09.02.04

Canada	'88.11.07	582460			'93.04.27	1316925	'10.04.27

EP	'88.10.26	88117810.7	'89.05.17	0315828	'92.04.08	0315828	'08.10.26
Germany	†EP
France	†EP
Italy	†EP
England	†EP
Spain	†EP
Belgium	†EP
Holland	†EP
Switzerland	†EP
Sweden	†EP
Austria	†EP
Denmark	'88.11.04	6163/88			'97.10.13	172077	'08.11.04
Norway	'88.11.07	884958			'95.12.20	177.934	'08.11.07
Finland	'88.11.07	885121			'93.06.10	88618	'08.11.07

Israel	'88.11.07	088303			'93.08.15	88303	'08.11.07

Australia	'88.11.03	24673/88			'91.08.19	608911	'04.11.03

South Africa	'88.11.01	88/8186			'89.07.26	88/8186	'08.11.01

South Korea	'88.11.07	88-14591	'89.07.10	89-8150	'96.03.28	097577	'10.10.09

China	'88.11.05	88107689.9	'89.05.24	1033055A	'94.02.20	25863	'08.11.05

Taiwan	'88.07.29	77105214			'90.05.15	36388	'05.01.10

        A): Expiration date of Japanese patent is extended to '13.10.19

Specifications and Test Methods for NM441

GRAPHIC

C21H20FN3O6S : 461-46

Content

NM441 contain not less than 98.5% and not more than 101.0% of C21H20FN3O6S calculated on the anhydrous basis.

Characteristics:

White to pale yellow crystals or crystalline powder. It is odourless or has a slight characteristic odour.

Crystallinity:

Determine the X-ray diffraction pattern of NM441 by means of X-ray Powder Diffraction Method according to the following conditions, and compare the diffraction pattern with the reference one: both diffraction pattern exhibit similar diffraction peaks at the same diffraction angle 2 ? Form III).

Operating conditions
Angular range:	4-60°
Voltage and current:	40 kV, 20mA
Target:	Cu
Detector:	Graphite monochrometer
Slit:	receiving slit (R.S.) 0.3 mm; receiving slit (R.S.m.) 0.45 mm; divergence slit (D.S.) 1°; scatter slit (S.S.) 1°;
Scan Speed:	4°/min.

Identification

(1)
UV spectrum

Determine the absorption spectrum of a solution of NM441 in acetonitrile (1 in 100,000) as directed in the Spectrophotometry: it exhibits maxima between 279 ran and 283 nm, and between 339 nm and 343 nm.

(2)
Infrared spectrum

Determine the infrared absorption spectrum of NM441, as directed in the potassium bromide disk method under the Infrared Spectrophotometry. Compare the spectrum with the Reference Spectrum: both spectra exhibit similar intensities of absorption at the same wave numbers.

Purity test

(1)
Clarity and colour of solution:

Dissolve 0.20 g of NM441 in 10 mL of N, N-dimethylformamide: the solution is clear and colourless to pale yellow in colour. When the absorbance of the solution at 450 nm using N, N-dimethylformamide as blank is determined, it is not more than 0.10.

(2)
Halide

Transfer 0.5 g of NM441 to a Nessler tube, and dissolve it in a proper volume of dimethylsulphoxide to make 40 mL. Add 6 mL of dilute nitric acid and dimethylsulphoxide to make 50 mL, and use this solution as the test solution. Transfer 0.30 mL of 0.01 mol/L hydrochloric acid VS, to another Nessler tube, add 6 mL of dilute nitric acid and dimethylsulphoxide to make 50 mL, and use this as the control solution. When the solutions are not clear, filter both solutions by using a microfilter (0.45 µm).

Add 1 mL of silver nitrate TS to the test solution and to the control solution, mix well, and allow to stand for 5 minutes protecting from direct sunlight.

Compare the opalescence developed in both solutions against a black background by viewing downward. The opalescence developed in the test solution is not more than that of the control solution (not more than 0.021% chloride). Reagents

  •
  Silver nitrate TS:
  Dissolve 17.5 g of silver nitrate in water to make 1,000 mL (0.1 mol/L). Preserve in tight, light-resistant containers.

  •
  Dilute nitric acid:

    Dilute 10.5 mL of nitric acid with water to make 100 mL (10%).

(3)
Heavy metals:

Place 2.0 g of NM441 in a porcelain crucible, cover loosely with a lid, and carbonise by gentle ignition. After cooling, add 2 mL of nitric acid and 5 drops of sulphuric acid, heat cautiously until white fumes no longer are evolved, and incinerate by ignition between 500°C and 600°C.

Cool, add 2 mL of hydrochloric acid, evaporate to dryness on a water bath, moisten the residue with 3 drops of hydrochloric acid, add 10 mL of hot water, and warm for 2 minutes. Then add 1 drop of phenolphthalein TS, and add ammonia TS dropwise until the solution develops a pale red colour, add 2 mL of dilute acetic acid, filter if necessary, and wash with 10 mL of water. Transfer the filtrate and washings to a Nessler tube, and add water to make 50 mL. Designate it as the test solution.

The control solution is prepared as follows: Evaporate a mixture of 2 mL of nitric acid, 5 drops of sulphuric acid and 2 mL of hydrochloric acid on a water bath, further evaporate to dryness on a sand bath, and moisten the residue with 3 drops of hydrochloric acid. Hereinafter, proceed as directed in the test solution, then add 2 mL of Standard Lead Solution and water to make 50 mL.

Add 1 drop of sodium sulphide TS to each of the test solution and the control solution, mix thoroughly, and allow to stand for 5 minutes. Then compare the colours of both solutions by viewing the tubes downward or transversely against a white background. The test solution has no more colour than the control solution (not more than 10ppm). Reagents

  •
  Standard Lead Stock Solution:
  Weigh exactly 159.8 mg of lead (II) nitrate, dissolve in 10 mL of dilute nitric acid, and add water to make exactly 1,000 mL(l mL of this solution contains 0.1 mg of lead). Prepare and store this solution using glass containers, free from soluble lead salts.

  •
  Standard Lead Solution:
  Measure exactly 10 mL of Standard Lead Stock Solution, and add water to make exactly 100 mL. 1 mL of this solution contains 0.01 mg of lead (Pb). Prepare before use.

  •
  Sodium sulphide TS:
  Dissolve 5 g of sodium sulphide enneahydrate in a mixture of 10 mL of water and 30 mL of glycerine. Preserve in well-filled light-resistant bottles. Use within 3 months.

  •
  Dilute acetic acid:
  Dilute 6 g of glacial acetic acid (100) with water to make 100 mL (1 mol/L).   Phenolphthalein TS:
  Dissolve 1 g of phenolphthalein in 100 mL of ethanol (95).

  •
  Ammonia TS:
  To 400 mL of ammonia solution (28) add water to make 1,000 mL (10%).

(4)
Related substances (Liquid Chromatography)

Dissolve 0.01 g of NM441 in 10 mL of acetonitrile and use this solution as the sample solution. Perform the test with 2 µL of the sample solution as directed under the Liquid Chromatography according to the following two conditions. Determine each peak area of the sample by automatic integration method, and calculate the area of the peak of each related substance by the area percentage method.

Calculate the content of each related substance according to the following expression. Content of NM394 (%) = Content of NM394 by the area percentage method (%)x 0.81

Content of NM672 (%) = Content of NM672 by the area percentage method (%) Content of NM603 (%) = Content of NM603 by the area percentage method (%) Content of NM9009 (%) = Content of NM9009 by the area percentage method (%) Content of NM660 (%) = Content of NM660 by the area percentage method (%) × 0.95 Content of NM9008 (%) = Content of NM9008 by the area percentage method (%)

Response factor by specific absorbance (Al%, lcm) between NM441 and NM394: 0.81 Response factor by specific absorbance (Al%, lcm) between NM441 and NM660: 0.95

(Specification) Condition 1
Condition 1	Total	not more than 1.0%
	NM394	not more than 0.3%
	NM672	not more than 0.1%
	NM603	not more than 0.1%
	Each other	less than 0.1%
Condition 2	Total	not more than 1.0%
	NM9009	not more than 0.1%
	NM660	not more than 0.4%
	NM9008	not more than 0.1%
	Each other	less than 0.1%

Operating Conditions "1"

        Detector: An ultraviolet absorption photometer (wavelength: 275 ran).

Column: A stainless steel column, about 4.0 mm in inside diameter and 150 mm in length, packed with 5 urn octadecylsilanised silica gel for Liquid Chromatography.

Column temperature: A constant temperature of about 40°C.

Mobile phase: A mixture of dilute phosphoric acid (1 in 1,000), acetonitrile and 1 mol/L sodium 1-pentanesuphonate solution in water (75:24:1).

Flow rate: Adjust the flow rate so that the retention time of NM441 is about 10 minutes.

Selection of column: Pipette 1 mL of the sample solution, add acetonitrile to make 100 mL. Pipette 2 mL of this solution and add 2 mL of a solution of ethylparaben in acetonitrile (1 in 50,000). Proceed with 2 µL of this solution under the above operating condition, and calculate the resolution. Use a column giving elution of NM441 and ethylparaben in this order with a resolution between their peaks being not less than 11.

Detection sensitivity: Pipette 1 mL of the sample solution, add acetonitrile to make 250 mL and use this solution as the standard solution. Adjust the detection sensitivity so that the peak height of NM441, obtained from 2 µL of the standard solution, is about 2 - 4 cm.

Time span of measurement: About three times as long as the retention time of NM441.

Operating Conditions "2"

Detector: An ultraviolet absorption photometer (wavelength 275 nm).

Column: A stainless steel column 4.0 mm in inside diameter and 150 mm in length, packed with 5 µm of octadecylsilanised silica gel for Liquid Chromatography.

Column temperature: A constant temperature of about 40°C.

Mobile phase: A mixture of dilute phosphoric acid (1 in 1,000) adjusted to pH 3.0 with triethylamine in water and acetonitrile (6:5).

Flow rate: Adjust the flow rate so that the retention time of NM441 is about 4 minutes.

Selection of column: Pipette 1 mL of the sample solution, add acetonitrile to make 250 mL. Pipette 2 mL of this solution, add 2 mL of a solution of thymol in acetonitrile (1 to 25,000). Proceed with 2 µL of this solution under the above operating condition, and calculate the resolution. Use a column giving elution of NM441 and thymol in this order with a resolution between their peaks being not less than 22.

Detection sensitivity: Pipette 1 mL of the sample solution, add acetonitrile to make exactly 500 mL and use this solution as the standard solution. Adjust the detection sensitivity so that the peak height of NM441, obtained from 2 µL of the standard solution, is about 2 - 4cm.

Time span of measurement: About ten times as long as the retention time of NM441.

(5)
Residual solvent (acetonitrile):

Dissolve 0.2 g of NM441 in 2 mL of 1 mol/L sodium hydroxide containing 10% of sodium chloride and let absorb into Extrelut 3 (Merck). Wash the container with 0.5 mL of 1 mol/L sodium hydroxide containing 10% sodium chloride, and let absorb the washings to Extrelut 3, twice. After 15 minutes, elute with n-hexane and collect the eluate to make exactly 20 mL, and use this solution as the sample solution.

To 65 µL of acetonitrile (50.7mg; d=0.78) add water to make exactly 100 mL, pipette 1 mL of this solution, add 1 mol/L sodium hydroxide solution containing 10% sodium chloride to make exactly 100 mL. Pipette 2 mL of this solution, let absorb into Extrelut 3 and add 1 mL of 1 mol/L sodium hydroxide solution containing 10% sodium chloride to Extrelut 3. After 15 minutes elute with n-hexane and collect the eluate to make exactly 20 mL, and use this solution as the standard solution.

Perform the test with 5 µL each of the sample solution and of the standard solution, as directed under the Gas Chromatography, according to the following conditions. Determine the peak of acetonitrile in both solutions by the automatic integration method: the peak area of acetonitrile from the sample solution is not larger than the peak area of the acetonitrile from the standard solution (not more than 50ppm).

  Operating conditions:

Detector: A hydrogen flame ionization detector. Column: A glass column, about 3 mm inside diameter and about 2 m in length, packed with 150-180 µm porous divinylbenzene copolymer for gas chromatography [Sunpak A (Shimadzu)].

Column temperature: A constant temperature of about 180°C.

Carrier gas: Helium.

Flow rate: Adjust the flow rate so that the retention time of acetonitrile is about 2 minutes.

Detection sensitivity: Adjust the detection sensitivity so that the peak height of acetonitrile, obtained from 5 uL of the standard solution, is between 5 and 15 mm.

Selection of column: To 0.3 mL of acetonitrile add 0.15 mL of acetone and add water to make exactly 100 mL. Pipette 1 mL of this solution and add 1 mol/L sodium hydroxide solution, containing 10% sodium chloride, to make exactly 100 mL. Hereinafter, proceed with 2mL of this solution as directed in the standard solution. Proceed with 5 µL of this solution under the above operating conditions, and calculate the resolution. Use a column giving elution of the acetonitrile and acetone in this order with a resolution between their peaks being not less than 2.3.

Water content:

Take 15 mL of a mixture of chloroform and propylene carbonate for Karl-Fischer Method in a dried titration flask, and titrate with the Karl-Fischer TS to make the content of the flask anhydrous.

Weigh accurately about 0.05 g of NM441, transfer it quickly into the titration flask, dissolve by stirring, and titrate the solution to be examined with Karl-Fischer TS to the end point under vigorous stirring (not more than 1.0%).

Residue on ignition

Previously ignite a crucible of platinum to constant weight between 450°C and 550°C, and weigh accurately after cooling.

Take 1.0 ± 0.1 g of NM441, transfer into above ignite container, and weigh it accurately. Moisten the sample with a few drops of sulphuric acid, then heat slowly at a temperature as low as practicable until the sample is almost incinerated, and cool it. Moisten again with a small amount of sulphuric acid, heat gently until white fumes are evolved no longer, and ignite between 450°C and 550°C until the residue is completely incinerated. Cool the crucible and reweigh accurately. Use a desiccator (silica gel) for the cooling: not more than 0.10%.

Particle size

Accurately weigh 10 mg of NM441 and place it in a 20 mL tube. Add 10 mL of silicone (Shin-Etsu silicone RF-96-10CS). Put the tube in the ultrasonic wave bath to disperse the sample for 2 minutes at the room temperature. Transfer the sample solution to the apparatus and measure the median diameter three times according to the following conditions. Use the mean value as the particle size:

Median particle size: Not more than 10 µm (<10 µm).

Distribution: 95% of particles: Not more than 20 µm (<20 µm).

Operating condition: Dispersion medium viscosity:    10.00 cP

Dispersion medium density	0.94 g/cm3
Sample density Maximum	1.46 g/cm3
diameter Division of	30 urn
diameter Minimum	2.00 µm
diameter Centrifuge	2.00 µm
sedimentation	1,500 rpm
Measurement time	7 minutes and 48 seconds

Assay (Non aqueous titration):

Accurately weigh about 0.10 g of NM441, and dissolve in 50 mL of glacial acetic acid; titrate with 0.02 mol/L perchloric acid (potentiometric titration). Perform a blank determination in the same manner and make any necessary correction: not less than 98.5% and not more than 101.0% of C21H20FN3O6S calculated on the anhydrous basis.

Each mL of 0.02 mol/L perchloric acid is equivalent to 9.229 mg of C21H20FN3O6S

QuickLinks

  Exhibit 10.6
NM441 LICENSE AGREEMENT BETWEEN NIPPON SHINYAKU CO., LTD. AND OPTIMER PHARMACEUTICALS, INC.
LICENSE AGREEMENT
ARTICLE 1 DEFINITIONS
ARTICLE 2 GRANT OF LICENSE
ARTICLE 3 DISCLOSURE OF INFORMATION
ARTICLE 4 ADR REPORTING
ARTICLE 5 MILESTONE PAYMENTS
ARTICLE 6 MINIMUM PURCHASING AMOUNT
ARTICLE 7 REPORTS AND ACCOUNTING
ARTICLE 8 DEVELOPMENT PROGRAM
ARTICLE 9 SECRECY
ARTICLE 10 REPRESENTATIONS
ARTICLE 11 SUPPLY OF COMPOUND
ARTICLE 12 SUPPLY PRICE
ARTICLE 13 FORECAST AND FIRM ORDER
ARTICLE 14 QUALITY
ARTICLE 15 TITLE AND RISK OF LOSS
ARTICLE 16 SALES PROMOTION
ARTICLE 17 LIABILITIES
ARTICLE 18 PATENT INFRINGEMENT AND EXTENSION
ARTICLE 19 INFRINGEMENT ACTIONS BY THIRD PARTIES
ARTICLE 20 COMPETITIVE PRODUCT
ARTICLE 21 TRADEMARK
ARTICLE 22 WITHHOLDING TAXES
ARTICLE 23 DURATION AND TERMINATION
ARTICLE 24 EFFECT OF TERMINATION
ARTICLE 25 NOTICES
ARTICLE 26 FORCE MAJEURE
ARTICLE 27 ASSIGNMENT
ARTICLE 28 WAIVER
ARTICLE 29 GOVERNING LAW
ARTICLE 30 ARBITRATION
ARTICLE 31 ENTIRE AGREEMENT
ARTICLE 32 MISCELLANEOUS
ARTICLE 33 COUNTERPARTS
SCHEDULE 1(H) GENERAL INVESTIGATIONAL PLAN OF NM441 FOR BACTERIAL PROSTATITIS (Draft May 5, 2004)
SCHEDULE 1(U) PATENT ON NM441
Specifications and Test Methods for NM441
GRAPHIC